  As filed with the Securities and Exchange Commission on  November 21,1997.
                                                      Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                                      ON
                                  FORM S-4

                             --------------------

                        WINSTAR COMMUNICATIONS, INC.
      (Exact Name of Each Registrant as Specified in its Charter)

    Delaware                         4812                       13-3585278
(State or other jurisdiction   (Primary standard             (I.R.S. Employer
  of incorporation          industrial classification     Identification Number
  or organization)               code number)                   of WinStar
                                                           Communications, Inc.)

                             --------------------

                               230 Park Avenue
                          New York, New York 10169
                               (212) 584-4000
         (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

                             --------------------

                            William J. Rouhana, Jr.
             Chief Executive Officer and Chairman of the Board
                         WinStar Communications, Inc.
                               230 Park Avenue
                            New York, New York 10169
                                (212) 584-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             --------------------

                                 Copies to:
                           David Alan Miller, Esq.
                           Graubard Mollen & Miller
                              600 Third Avenue
                          New York, New York  10016
                          Telephone:  (212) 818-8800
                            Fax:  (212) 818-8881

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

(Cover Page Continued)


                        CALCULATION OF REGISTRATION FEE


                                                          Proposed          Proposed Maximum
  Title of Each Class of             Amount to be     Maximum Offering     Aggregate Offering        Amount of
Securities to be Registered           Registered       Price Per Note             Price           Registration Fee
---------------------------          ------------     ----------------     ------------------     ----------------
15% Senior Subordinated Deferred
Interest Exchange Notes Due 2007
("New Equipment Notes")(1)             100,000            $1,000(2)          $100,000,000(3)         $30,303.03
                                     ------------     ----------------     ------------------     ----------------

  Total                                                                      $100,000,000            $30,303.03
                                                                           ------------------     ----------------
                                                                           ------------------     ----------------

-------------------
(1) The New Notes being registered hereby are being offered by WinStar Communications, Inc. (the "Company"), in exchange for certain 15% senior subordinated deferred interest notes due 2007 ("Old Notes").

(2) Represents the minimum principal amount of each of the Old Notes for which the New Notes will be exchanged.

(3) Based on the book value of the notes as of the latest practicable date pursuant to Rule 457(f)(2) under the Securities Act of 1933 ("Securities Act").

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1997



                              Offer to Exchange
      15% Senior Subordinated Deferred Interest Exchange Notes Due 2007
                (Interest Payable on March 1 and September 1,
                        Commencing September 1, 2002)
                                     for
                               all outstanding
           15% Senior Subordinated Deferred Interest Notes Due 2007
                (Interest Payable on March 1 and September 1,
                        Commencing September 1, 2002)
                                      of
                         WinStar Communications, Inc.

                             --------------------

                THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                   NEW YORK CITY TIME ON JANUARY __, 1998,
                             UNLESS EXTENDED BY
                         WINSTAR COMMUNICATIONS, INC.

                             --------------------

  See "Risk Factors" beginning on Page 20 hereof for a discussion of certain information that should be considered in connection with the Exchange
      Offer and an investment in the 15% Senior Subordinated Deferred
                          Interest Exchange Notes.

                             --------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

               The date of this Prospectus is December ___, 1997

                                                       (Continued on next page)

(Cover page continued)

    WinStar Communications, Inc., a Delaware corporation ("Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal ("Letter of Transmittal") to be delivered to each holder of Old Notes (as defined below), to exchange ("Exchange Offer") $1,000 principal amount of its 15% Senior Subordinated Deferred Interest Exchange Notes Due 2007 ("New Notes") for each $1,000 principal amount of its outstanding 15% Senior Subordinated Deferred Interest Notes Due 2007 ("Old Notes"). The Old Notes and the New Notes are referred to herein collectively as the "Notes."

    The New Notes will be registered under the Securities Act of 1933, as amended ("Securities Act"), pursuant to the registration statement on Form S-4 ("Registration Statement") of which this Prospectus forms a part. As of the date hereof, $100.0 million principal amount of the Old Notes were outstanding. The Registration Statement of which this Prospectus forms a part has been filed by the Company in accordance with the terms of the Purchase Agreement, dated as of October 1, 1997 ("Purchase Agreement"), and Registration Rights Agreement, dated as of October 1, 1997 ("Registration Agreement"), between the Company and Credit Suisse First Boston Corporation and BT Alex Brown Incorporated, the initial purchasers of the Old Notes ("Initial Purchasers"). The Exchange Offer is being made by the Company to fulfill certain obligations under the Purchase Agreement and Registration Agreement. After the consummation of the Exchange Offer, the Company will have no further obligation to make any other such exchange offers.

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be December __, 1997, unless the Exchange Offer is extended by the Company in its sole discretion ("Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Statement. The Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay all expenses related to the Exchange Offer, except costs related to the delivery of the Old Notes by each holder of such notes to the United States Trust Company of New York, the exchange agent ("Exchange Agent" or "U.S. Trust"), and underwriting discounts, commissions and transfer taxes. Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable laws or regulations. See "The Exchange Offer."

    The New Notes will be entitled to the benefits of the indenture under which the Old Notes were issued (the "Indenture"). The form of the New Notes will be identical to the form of the Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will have the same terms, conditions and rankings as the Old Notes. The Notes are unsecured, senior subordinated obligations of the Company, rank pari passu in right of payment with the Company's existing 14% Convertible Senior Subordinated Discount Notes Due 2005 ("Convertible Notes"), and are junior in right of payment to all existing and future senior indebtedness of the Company.

    The Notes bear interest at a rate of 15% per annum, payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the Notes will accrue and be compounded semiannually on each SemiAnnual Interest Accrual Date (as defined), but will not be payable in cash.
Interest on the Accumulated Amount (as defined) of the Notes as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The Notes will mature on March 1, 2007 and are redeemable on or after March 1, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein.

    Based on no-action letters issued by the staff of the Securities and Exchange Commission ("Commission") to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders

(Cover page continued)

of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    As of November ___, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the registered holder of $100.0 million aggregate principal amount of the Old Notes and held such Old Notes for _____ of its participants. The Company believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are, and the New Notes will be, eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance as to the liquidity of the trading market for either the New Notes or the Old Notes. The New Notes constitute securities for which there is no established trading market, and the Company does not currently intend to list the New Notes on any securities exchange. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors -- Absence of Public Market for the New Notes."

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following the consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for any other exchange offer with respect to the Old Notes held by such holders. Following the completion of the Exchange Offer in accordance with the terms hereof and the Registration Agreement, certain of the Old Notes may not be entitled to the contingent increase in interest rate as provided in the Registration Agreement. See "The Exchange Offer."

    This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of December __, 1997.

    The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution."

(Cover page continued)

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    The Old Notes were issued originally in global form (the "Old Global Notes"). The Old Global Notes were deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Old Global Notes are registered in the name of Cede, as nominee of DTC, and beneficial interests in the Old Global Notes are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Old Global Notes to represent the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "New Global Notes", and together with the Old Global Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, any holder of Old Notes who at any time is not a qualified institutional buyer under Rule 144A (a "Qualified Institutional Buyer"), who exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form. Any such holder is not, and will not be, able to trade such securities through the Depository unless the New Notes are resold to a Qualified Institutional Buyer. After the initial issuance of the New Global Notes, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the New Global Notes only as set forth in the Indenture.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Exchange Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                              TABLE OF CONTENTS

                                 Page                                     Page
Incorporation of Information by        Certain United States Federal
  Reference....................    6     Income Tax Considerations........  62
Prospectus Summary.............    7   Description of Certain Indebtedness
Risk Factors...................   20     and Preferred Stock..............  67
The Exchange Offer.............   31   Plan of Distribution...............  71
Capitalization.................   38   Legal Matters......................  71
Description of Equipment               Experts............................  71
  Notes........................   39   Pro Forma Financial Statements..... F-1


                            AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 ("Washington Office"), or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 ("Chicago Office"), and at Seven World Trade Center, 13th Floor, New York, New York 10048 ("New York Office"). Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its Washington Office.

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http:\\www.sec.gov.

    If the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Notes are outstanding, it will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. The Company will supply the United States Trust Company of New York, as trustee ("Trustee") and each holder of Notes, or will supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports or other information.

                  INCORPORATION OF INFORMATION BY REFERENCE

    The following documents or information have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

    (1)  Annual Report on Form 10-K for the year ended December 31, 1996;

    (2)  Current Report on Form 8-K filed January 17, 1997.

    (3)  Current Report on Form 8-K filed February 14, 1997.

    (4)  Current Report on Form 8-K filed February 27, 1997.

    (5)  Current Report on Form 8-K filed March 27, 1997;

    (6) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, as amended on June 10, 1997;

    (7)  Proxy Statement, dated May 15, 1997;

    (8)  Current Report on Form 8-K filed June 10, 1997;

    (9) Quarterly Report on Form 10-Q for the six-month period ended June 30, 1997;

    (10) Current Report on Form 8-K filed July 2, 1997;

    (11) Current Report on Form 8-K filed September 11, 1997;

    (12) Current Report on Form 8-K filed October 29, 1997;

    (13) Current Report on Form 8-K filed October 31, 1997; and

    (14) Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997.

    All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.
 Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to WinStar Communications, Inc., 230 Park Avenue, Suite 2700, New York, New York 10169 (telephone 212-584-4000), Attention:
Investor Relations, a copy of any and all of the documents referred to above (other than exhibits to such documents) which have been incorporated by
reference in this Prospectus.   All such documents can also be retrieved from
the Commission's electronic data gathering and retrieval (EDGAR) system at www.sec.gov.

                              PROSPECTUS SUMMARY

    This summary is qualified in its entirety by the detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, references herein to the "Company" or "WinStar" refer to WinStar Communications, Inc. and, where appropriate, its subsidiaries. Wireless Fiber-SM- is a service mark and WinStar-Registered Trademark- is a trademark of WinStar Communications, Inc.

                                 The Company

    The Company provides a full range of telecommunications services, including local, long distance and Internet access services, as a competitive local exchange carrier ("CLEC"). By exploiting its fiber-quality digital capacity in the 38 GHz portion of the radio spectrum ("Wireless Fiber") and a switch-based infrastructure, the Company seeks to distinguish itself as a facilities-based, value-added provider of high-capacity telecommunications services to small and medium-sized businesses and an attractive alternative to established providers, such as the regional Bell operating companies ("RBOCs"). The Company introduced its switch-based local exchange services to end users in New York City in October 1996. The Company is offering local exchange services on a switched basis and resale basis in Boston, Chicago, Dallas, Forth Worth, Los Angeles, Newark, New York City, San Diego and Washington, D.C., and is offering local exchange services solely on a resale basis in Atlanta, Hartford, Milwaukee, Orange County (California), Philadelphia, San Francisco and Stamford (Connecticut). The Company's local exchange services include the provision of PBX trunks, individual business lines and Centrex and Internet access, and provide customers with full-feature services such as custom calling, caller ID, conference calling and voice mail. During the next several years, the Company intends to introduce its local exchange services in each of the other major metropolitan areas where it is licensed to provide 38 GHz services over four or more 100 MHz channels. Over time, the Company intends to carry a substantial majority of its local telecommunications service traffic utilizing Wireless Fiber and its own switched networks, unlike most fiber-based CLECs, which typically do not carry the majority of their customer traffic over their own networks. The Company also offers a variety of facilities-based broadband, high-capacity local access and digital network services ("Carrier Services") to other telecommunications service providers on a wholesale basis. As of September 30, 1997, the Company had more than 40 carrier customers, including, among others, Ameritech Cellular Services, MCI Communications, Pacific Bell and Teleport Communications Group.

    The Company is the holder of the largest amount of 38 GHz spectrum in the United States and is utilizing this asset to build local telephone networks for the transmission of voice, data and video traffic in the major metropolitan areas covered by the Company's 38 GHz licenses (the "Wireless Licenses"). The Wireless Licenses cover an aggregate of more than 100 cities with populations exceeding 100,000 each, and encompass an aggregate population of approximately 175 million people and address more than 625 million channel pops (population coverage multiplied by the number of 100 MHz channels). Furthermore, the Wireless Licenses allow the Company to provide Wireless Fiber services in 49 of the 50 most populated Metropolitan Statistical Areas ("MSAs") in the United States. The Company has agreed to acquire an aggregate of certain additional 38 GHz licenses in various transactions, subject to approval by the Federal Communications Commission ("FCC"). Upon completion of these acquisitions, the Company's Wireless Licenses will enable the Company to provide services in all of the 50 most populated MSAs and will cover cities encompassing an aggregate population of over 185 million people and address more than 775 million channel pops. The Company holds one or more Wireless Licenses in numerous markets which allow it to provide Wireless Fiber services over four or more channels in such markets. The Company believes that the utilization of multiple 38 GHz channels in a single licensed area provides it with advantages over 38 GHz service providers that possess fewer channels, by allowing it to densely deploy its 38 GHz services and build out city-wide networks of broadband capacity.

    The 38 GHz portion of the radio spectrum has characteristics well suited for the provision of local telecommunications services, including:

    Rapid Deployment of Alternative Local Infrastructure. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of their infrastructure requirements and, in many instances, the need to follow FCC frequency coordination procedures in connection with wireless facilities).

    Broad Bandwidth. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which supports full broadband capability. For example, one 100 MHz 38 GHz channel can support transmission capacity of one DS-3 at 45 Mbps which can transfer data at a rate that is over 1,500 times the rate of the fastest dial-up modem currently in general use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in general use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30 Mbps). Further, it is anticipated that the Company's deployment of multi point facilities, planned to begin this year, will allow the Company's services to support one OC3 of capacity at 155 Mbps, which represents data transfer rates that are three times faster than those
provided by currently deployed point-to-point technology.   The broadband
capacity of 38 GHz provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, data transmission rates of 45 Mbps and higher allow end users to receive full-motion video and 3-D graphics and to use highly interactive applications on the Internet and other networks.

    Ease of Installation. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive, less expensive, and uses less power than equipment used for similar applications at lower frequencies. These characteristics make it relatively easier to obtain the roof rights ("Roof Rights") required to install 38 GHz transceivers, and less costly to initiate 38 GHz-based services as compared to most other wireless services.

    Efficient Channel Reuse. Certain characteristics of 38 GHz, including the effective range of its radio signal and the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced at lower frequencies, allow for the reuse of bandwidth capacity in a licensed area. The ability to reuse capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, provide services to multiple customers over the same 38 GHz channel, and conserve bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided.

Business Strategy

    The Company's objective is to become the full-service telecommunications provider of choice to small and medium-sized business customers and a provider of high-quality alternative and broadband facilities to its Carrier Services customers. Key elements of the Company's strategy are to:

    Expand Network Infrastructure. The Company is creating an infrastructure on a city-by-city basis using its Wireless Fiber capabilities, switches and other telecommunications equipment acquired by the Company from equipment vendors and facilities leased from other carriers to originate and terminate traffic. Pursuant to its building-centric network plan, the Company is identifying strategically located sites in each metropolitan area where it provides service to serve as hubs for its network in that metropolitan area. These hub sites will be connected via Wireless Fiber links to end users. The Company believes that a limited number of hub sites (generally less than a dozen) in each metropolitan area will allow it to address more than 70% of its targeted buildings and to carry the majority of its customers' traffic on its own network instead of the higher cost facilities of other carriers.

    Exploit First-to-Market Advantages. The Company seeks to capitalize on the significant opportunities emerging in the industry as a result of the Telecommunications Act of 1996 (the "Telecommunications Act") by exploiting a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure. The Company believes that its early entrance into its markets provides it with advantages over many potential competitors by allowing it to: (i) establish a customer base prior to widespread competition from other CLECs; (ii) develop a proven, reliable network infrastructure using its own switching and transmission capabilities ahead of many other CLECs; (iii) develop pioneering expertise in the utilization of 38 GHz for the delivery of telecommunications and multimedia services and the design and management of 38 GHz-based networks; and (iv) acquire Roof Rights to place its 38 GHz antennae on a large number of buildings on favorable terms and in advance of other wireless service providers.

    Focus on Small and Medium-Sized Business Customers. The Company believes there exists a substantial opportunity to attract a base of small and medium-sized business customers by providing superior customer service and sales support. The customer base initially targeted by the Company consists of businesses typically located in buildings that have more than 100,000 square feet of commercial space and which, in many instances, are not served by fiber facilities provided by CLECs or competitive access providers ("CAPs"). The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately
9.7 million workers using more than 2.1 million phone lines. Over time, the Company intends to expand its target customer base to include the majority of small and medium-sized businesses in the metropolitan areas covered by the Wireless Licenses, which the Company estimates contain approximately 60% of all such businesses in the United States and represent a market opportunity in excess of $30 billion per year.

    Market Wireless Fiber to Other Carriers. The Company markets its Carrier Services to other carriers such as the RBOCs and other local exchange carriers ("LECs"), interexchange carriers ("IXCs"), other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services ("CMRS") providers. The Company believes that its Carrier Services present an attractive, economical method for telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek to rapidly penetrate new markets opening as a result of the Telecommunications Act. The Company's Carrier Services can also provide cost-efficient route diversity where network reliability concerns require multiple telecommunications paths.

    Since the commercial introduction of the Company's Carrier Services in October 1995, the number of carrier customers has increased significantly. Such customers include Ameritech Cellular Services, AT&T Wireless, Bell Atlantic/NYNEX Mobile, Brooks Fiber, Cellular One, PrimeCo Personal Communications, Siemens Stromberg-Carlson, Teleport Communications Group and Western Wireless. In addition, the Company has entered into multi-year master service agreements with American Communications Services, Electric Lightwave, IntelCom, MCI Communications and Pacific Bell. These agreements establish the framework under which such companies may effect the integration of Wireless Fiber services into their own telecommunications networks. The Company is in the process of negotiating additional master service agreements with other large telecommunications providers and has offered to enter into co-exclusive multi-region network usage agreements with one or more such providers.

    Market Wireless Fiber Services as a Solution to Growing Capacity Shortages. The Company believes that demand for its Wireless Fiber-based CLEC and Carrier Services will grow because of the expanding volume of data communications traffic resulting from increasing Internet usage and other high-volume data transmission requirements. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with older RBOC and LEC infrastructure.

    Provide Information and Content Services. The Company believes that the ability to deliver information and other content will become an increasingly important factor in the choice of a telecommunications provider by businesses as competition increases and the markets covered by the Wireless Licenses mature. Accordingly, the Company actively seeks opportunities to utilize its information and content assets and services to enhance the marketability of the Company's telecommunications services.

Development of Core Assets

    The Company believes that in order to effectively compete with incumbent LECs and other telecommunications service providers in its target markets, it must develop a core group of assets, capabilities and resources. The Company has made substantial progress in acquiring and developing these core assets, which include:

    Transmission and Switching Facilities. In October 1996, the Company initiated local switched services in New York City, utilizing its first 5ESS switch, purchased from Lucent Technologies, Inc. ("Lucent"), and facilities leased from NYNEX. Since that time, the Company has initiated local switched services in Boston, Chicago, Dallas, Fort Worth, Los Angeles, Newark, San Diego and Washington, D.C. During the next three years, the Company intends to install Lucent switches to serve most of its major markets. The Company has the necessary Roof Rights to install its Wireless Fiber transmission facilities on more than 1,900 buildings in its licensed areas. The Company also has developed business and operational support and network monitoring and management systems that will ensure the efficient use of its networks and provide network reliability and transmission quality equivalent to that provided by fiber-optic networks. The Company maintains a network operations center ("NOC"), which is operating 24 hours a day, 7 days a week, and is currently building a national field service force.

    In October 1997, the Company purchased (the "US ONE Asset Acquisition and Financing") from US ONE Communications Corp. and its subsidiaries, entities in bankruptcy, 12 Lucent switches, leased fiber-optic capacity in the New York metropolitan area and certain related assets for a purchase price of approximately $81.25 million in the form of (i) $61.25 million cash, paid at the closing of the US One Asset Acquisition and Financing and (ii) $20 million, to be paid on the effective date of US ONE's confirmed plan of reorganization in its pending Chapter 11 bankruptcy case, in either cash or shares of the Company's common stock, in the Company's discretion. The Company believes that the US ONE Asset Acquisition and Financing will allow the Company to accelerate the city-by-city rollout of its Wireless Fiber and switch based infrastructure, although there can be on assurance of this. See "Description of Certain Indebtedness and Preferred Stock" for a description of the $62 million financing utilized by the Company in the US ONE Asset Acquisition and Financing.

    The Company recently entered into an agreement with a manufacturer and is negotiating with another alternative manufacturer for the initial development and deployment of equipment for use in local digital multi point 38 GHz networks. A multi point network, also known as a point-to-multi point or a multiple point-to-point network, enables a single radio and antenna at a hub location to send and receive unique transmissions to and from many remote radios located within a cluster of buildings. The Company believes that the implementation of multi point network architecture will provide it with (i) substantially reduced network deployment costs, (ii) more efficient spectrum utilization and reduced operating and installation costs and (iii) an improved ability to tailor spectrum allocation to address specific customer requirements (i.e., "bandwidth on demand"). The Company anticipates initial deployment of multi point technology during the fourth quarter of 1997 and general deployment of this technology during 1998.

    State Authorizations. The Company has obtained authorization to operate as a CLEC in 28 states and the District of Columbia and is in the process of seeking authorization to operate as a CLEC in a number of additional jurisdictions. The Company is authorized to provide its local access and other Carrier Services as a CAP in 37 states and the District of Columbia and has applications pending for such authorizations in a number of additional jurisdictions.

    Sales and Customer Support Organizations. The Company is expending a significant amount of time and capital to build a dedicated, responsive sales and customer support organization in order to ensure that the people and systems necessary to achieve customer satisfaction keep pace with a growing customer base. The Company has a direct sales organization for its CLEC services, currently consisting of approximately 400 people located in 16 major markets, and a Carrier Services sales group, currently consisting of approximately 40 people.

    Information Systems. The Company is investing significant capital developing state-of-the-art information systems platforms directed toward the accurate and flexible handling of the billing and customer satisfaction requirements of a diverse customer base purchasing a variety of telecommunications services. The Company believes that its information systems allow it to provide customers with a level of service and responsiveness that many other telecommunications services providers do not offer and that such level of service will become a key factor in customers' choice of telecommunications services providers as the market matures.

    Experienced Management and Operating Personnel. The Company has assembled a management team and hired operating personnel experienced in all areas of telecommunications operations, including more than 250 former officers and employees of MCI Communications and Sprint Corporation, as well as officers and employees from other established telecommunications companies. The Company plans to hire additional experienced telecommunications marketing and operations personnel as appropriate.

Other Businesses

    The Company has historically generated a significant portion of its revenues from the resale of long distance services to residential customers. As part of its CLEC service offerings, the Company is focusing on the sale of long distance services to small and medium-sized businesses and is not currently marketing such services to residential customers on an active basis.

    Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional retail chains. The Company expects to divest itself of this subsidiary during the next 9 to 12 months.

Corporate Information

    The Company was incorporated under the laws of the State of Delaware in September 1990, its principal office is located at 230 Park Avenue, New York, New York 10169 and its telephone number is (212) 584-4000.

                        Summary of The Exchange Offer

Background - The Private Offering of Debt Securities

General . . . . . . . .      An aggregate of $100.0 million principal
                             amount of Old Notes were sold to
                             institutional purchasers ("Initial
                             Purchasers") by the Company in an
                             institutional private placement in
                             October 1997 ("October 1997 Debt
                             Placement"). The Initial Purchasers, in turn, sold such Old Notes to certain
                             Qualified Institutional Buyers in
                             reliance on Rule 144A under the
                             Securities Act.

Exchange of Old Notes .      In connection with the October 1997 Debt
                             Placement, the Company entered into the
                             Registration Agreement pursuant to which the Company is obligated to use its best efforts to consummate this Exchange Offer with respect to the Old Notes pursuant to the Registration Statement of which this Prospectus forms a part or, if required in lieu thereof, cause the Old Notes to be registered under the Securities Act pursuant to a shelf registration statement. If (i) by April 6, 1998, neither the Exchange Offer is consummated nor the shelf registration statement is declared effective; or (ii) after either the Registration Statement of which this Prospectus forms a part (or the shelf registration statement) is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Old Notes or the applicable New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) and (ii) a "Registration Default"), additional interest of 0.50% will accrue on such Notes from and including the date on which any such Registration Default shall occur, but excluding the date on which all Registration Defaults have been cured.

Terms of the Exchange Offer

The Exchange Offer  . .      Pursuant to the Exchange Offer, $1,000
                             principal amount of New Notes will be
                             issued in exchange for each $1,000
                             principal amount of outstanding Old Notes validly tendered and not withdrawn. The
                             New Notes will be issued to tendering
                             holders of Old Notes as promptly as
                             practicable after the Expiration Date.

Resale  . . . . . . . .      Based on an interpretation by the staff
                             of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New
                             Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New
                             Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the foregoing position of the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company or the Company.

                             The Exchange Offer is not being made to, nor will be accepted from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

Expiration Date . . . .      5:00 p.m., New York City time, January
                             __, 1998, unless the Exchange Offer is
                             extended, in which case the term
                             "Expiration Date" means the latest date
                             and time to which the Exchange Offer is
                             extended.  Any extension, if made, will
                             be publicly announced through a release
                             to the Dow Jones News Service and as
                             otherwise required by applicable law or
                             regulations. The Company may extend the Expiration Date in its sole and absolute discretion.

Conditions to the
  Exchange Offer  . . .      The Exchange Offer is not subject to any
                             conditions, other than that the Exchange
                             Offer does not violate applicable law or any applicable interpretation of the staff of the Commission. See "The
                             Exchange Offer -- Conditions to the
                             Exchange Offer."  The Exchange Offer is
                             not conditioned upon any minimum
                             principal amount of Old Notes being
                             tendered.

Procedures for Tendering
  Old Notes . . . . . .      Each holder of Old Notes wishing to
                             accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a facsimile thereof, together with the Old
                             Notes to be exchanged and any other
                             required documentation to U.S. Trust, as Exchange Agent, at the address set forth herein and therein. By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New
                             Notes, whether or not such person is the holder, and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes.

Special Procedures for
  Beneficial Owners . .      Any  beneficial owner whose Old Notes are
                             registered in the name of a broker,
                             commercial bank, trust company or other
                             nominee, and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. Beneficial owners should be aware that the transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration
                             Date.

Guaranteed Delivery
  Procedures. . . . . .      Holders of Old Notes who wish to tender
                             such Old Notes and whose Old Notes are
                             not immediately available or who cannot
                             deliver their Old Notes and a properly
                             completed Letter of Transmittal or any
                             other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                             Exchange Offer -- Procedures for
                             Tendering."

Acceptance of Old Notes
  and Delivery of New
  Notes . . . . . . . .      Subject to certain conditions (as
                             described more fully in "The Exchange
                             Offer -- Conditions to the Exchange
                             Offer"), The Company will accept for
                             exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration
                             Date.  The New Notes issued pursuant to
                             the Exchange Offer will be delivered as
                             promptly as practicable following the
                             Expiration Date.

Withdrawal Rights . . .      Subject to the conditions set forth
                             herein, tenders of Old Notes may be
                             withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration
                             Date.  See "The Exchange Offer --
                             Withdrawal of Tenders."

Certain Federal Income
  Tax Considerations. .      The exchange pursuant to the Exchange
                             Offer does not constitute a taxable
                             exchange for federal income tax purposes.
                             Each New Note will be treated as having
                             been originally issued at the time the
                             Old Note exchanged therefor was
                             originally issued.  However, holders
                             should consult their own tax advisors.
                             See "Certain United States Federal Income
                             Tax Considerations."

Exchange Agent  . . . .      U.S. Trust, the Trustee under the
                             Indenture, is serving as Exchange Agent
                             in connection with the Exchange Offer.
                             For information with respect to the
                             Exchange Offer, the telephone number for the Exchange Agent is (212) 852-1000 and the facsimile number for the Exchange
                             Agent is (212) 852-1625.

        See "The Exchange Offer," below, for more detailed information concerning the terms of the Exchange Offer.

                                The New Notes

    The Exchange Offer applies to $100.0 million aggregate principal amount of Old Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and the New Notes will be entitled to the benefits of the Indenture. Upon consummation of the Exchange Offer, the New Notes will be treated as a single class with any Old Notes that remain outstanding. Upon consummation of the Exchange Offer, the Old Notes will not be entitled to certain registration rights under the Registration Agreement. See "Description of Notes."


Securities Offered  . .     $100,000,000 principal amount of 15% Senior
                            Subordinated Deferred Interest Notes Due 2007 of the Company (the "Offering").

Maturity Date . . . . .     March 1, 2007.

Interest Payment
  Dates . . . . . . . .     March 1 and September 1, commencing September
                            1, 2002. Until March 1, 2002, interest on the
                            Notes will accrue at a rate of 15% per annum and be compounded semiannually on each SemiAnnual Accrual Date with respect to the Notes, but, other than additional interest payable upon any Registration Default (as defined), will not be payable in cash.
                            Interest on the Accumulated Amount of the Notes as of March 1, 2002 will be payable semiannually in cash, commencing September 1, 2002. For a discussion of the federal income tax treatment of the Notes under the original issue discount rules, see "Certain United
                            States Federal Income Tax Considerations."

Optional Redemption . .     The Notes are not redeemable prior to March 1,
                            2002. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest, if any, on the Accumulated Amount of the Notes to the date of redemption.

Change of Control . . .     Upon a Change of Control, each holder of Notes
                            may require the Company to repurchase such Notes at 101% of the Accumulated Amount of such Notes on the date of repurchase, plus accrued interest, if any, on such amount to the date of repurchase.

Ranking . . . . . . . .     The Notes are unsecured, senior subordinated
                            obligations of the Company, rank pari passu with the Convertible Notes and are junior in right of payment to all existing and future senior indebtedness of the Company. At
                            September 30, 1997, after giving effect to the October 1997 Debt Placement and the US ONE
                            Asset Purchase and Financing, the Company would have had (on an unconsolidated basis) approximately $820.9 million of indebtedness,
                            $561.1 million of which would have been senior indebtedness and $197.5 million of which would have been senior subordinated indebtedness.
                            The Company is a holding company and,
                            accordingly, the Notes are effectively
                            subordinated to all liabilities of the
                            Company's subsidiaries, including trade
                            payables. At September 30, 1997, after giving effect to the October 1997 Debt Placement and the US One Asset Purchase and Financing the total liabilities of the Company's subsidiaries were approximately $422.0 million, including trade payables.

Restrictive Covenants .    The Indenture restricts the incurrence of
                           additional debt by the Company, the issuance of debt and preferred stock by the Company's subsidiaries, dividends on and redemptions of capital stock of the Company, the redemption of certain subordinated obligations of the Company, the sale of assets and subsidiaries' stock and transactions with affiliates. The
                           Indenture also prohibits certain restrictions on distributions from subsidiaries and restricts the Company from consolidating or merging with or transferring all or substantially all of its assets to another person. However, all of these restrictions and prohibitions are subject to a number of important qualifications, including the ability of the Company to designate certain subsidiaries as unrestricted subsidiaries.

                       Summary Financial Information
               (In thousands of dollars, except per share data)

    The summary financial data presented below for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996 have been derived from the Company's audited Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 1996, reclassified to reflect the operations of WinStar Global Products, Inc. ("Global Products"), the Company's merchandising subsidiary, as a discontinued operation. The summary financial data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Condensed Consolidated Financial Statements and notes thereto incorporated by reference into this Prospectus. In the opinion of management, the Unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.

                                                                         Year Ended
                                                                      December 31, 1996       Nine Months Ended September 30,
                                                                   ----------------------   -----------------------------------
                                                     Ten Months
                                       Year Ended       Ended
                                      February 28,   December 31,                              1996       1997      1997 Pro
                                          1995           1995       Actual   Pro Forma(1)     Actual     Actual     Forma(1)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
Statement of Operations Data:
Operating revenues:
  Telecommunications..............         $14,909     $ 13,137   $ 33,969    $  32,481      $ 27,957  $  23,910    $  23,910
  Information services............             473        2,648     14,650       14,650         7,479     25,693       25,693
                                      ------------   ------------  -------   ------------    --------   --------   ----------
    Total net sales...............          15,382       15,785     48,619       47,131        35,436     49,603       49,603

Operating income (loss):
  Telecommunications..............          (4,984)      (7,288)   (43,698)     (56,199)      (21,746)  (105,982)    (110,778)
  Information services............            (157)         217     (1,409)      (1,409)         (563)    (2,632)      (2,632)
  General corporate...............            (944)      (3,861)   (11,373)     (11,373)       (8,749)   (15,661)     (15,661)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
    Total operating loss..........          (6,085)     (10,932)   (56,480)     (68,981)      (31,058)  (124,275)    (129,071)
Interest expense..................            (375)      (7,186)   (36,748)    (109,230)      (26,695)   (53,074)     (84,107)
Interest income...................             343        2,890     10,515        8,453         8,342     11,052       11,052
Other (expenses) income, net......          (1,109)        (866)      --           --            --        2,219        2,219
                                      ------------   ------------  -------   ------------    --------   --------   ----------
Net loss from continuing
    operations....................          (7,226)     (16,094)   (82,713)    (169,758)      (49,411)  (164,078)    (199,907)
Net (loss) income from
    discontinued operations(2)....              (4)         237     (1,010)      (1,010)         (616)    (1,977)      (1,977)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
Net loss..........................          (7,230)     (15,857)   (83,723)    (170,768)      (50,027)  (166,055)    (201,884)
Preferred stock dividends.........            --           --         --         (6,000)         --       (3,881)      (4,535)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
Net loss applicable to common
    stock.........................         $(7,230)    $(15,857)  $(83,723)   $(176,768)     $(50,027) $(169,936)   $(206,419)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
                                      ------------   ------------  -------   ------------    --------   --------   ----------

Net loss per share from
  continuing operations...........         $ (0.42)    $  (0.71)  $  (2.96)   $   (5.58)     $  (1.79) $   (5.10)   $   (6.21)
Net (loss) income per share from
  discontinued operations.........            --           0.01      (0.04)       (0.03)        (0.02)     (0.06)       (0.06)
                                      ------------   ------------  -------   ------------    --------   --------   ----------
Net loss per common share
  outstanding.....................         $ (0.42)    $  (0.70)  $  (3.00)   $   (5.61)     $  (1.81) $   (5.16)   $   (6.27)
Weighted average common shares
  outstanding.....................          17,122       22,770     27,911       31,506        27,691     32,923       32,923

Other Financial Data:
Ratio of earnings from continuing
  operations to combined fixed
  charges and preferred stock
  dividends(3)....................            --           --         --           --            --         --           --

                                                               As of September 30, 1997
                                                         ----------------------------------
                                                          Actual              Pro forma(4)
                                                         --------            --------------
                                                                   (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments...     $302,769               $396,782
Property and equipment, net.........................      155,025                206,177
Total assets........................................      719,964                902,389
Current portion of long-term debt and capital
  lease obligations.................................        8,577                 70,827
Long-term debt and capital lease obligations,
  less current portion..............................      675,991                775,991
Common and preferred stock and additional paid-in
  capital...........................................      253,024                253,024
Stockholders' equity................................      (38,065)               (38,065)

------------------
(1) Gives effect to (a) the acquisition of Milliwave Limited Partnership ("Milliwave Acquisition") completed in January 1997, (b) an institutional private placement of $100 million of Units, consisting of preferred stock and warrants, completed in February 1997 ("Preferred Stock Placement"),
    (c) a private placement in March 1997 ("March 1997 Debt Placement") of $100 million 141/2 Senior Deferred Interest Notes Due 2005 of the Company ("1997 Senior Notes") and $200 million 121/2% Guaranteed Senior Secured Notes Due 2004 of WinStar Equipment Corp. ("WEC"), a wholly owned subsidiary of the Company ("WEC Notes"), (d) a private placement in August 1997 ("August 1997 Debt Placement") by WinStar Equipment II Corp., a wholly-owned subsidiary of the Company ("WEC II"), of $50.0 million aggregate principal amount of its 121/2% Guaranteed Senior Secured Notes Due 2004 (the "WEC II Notes" and, together with the WEC Notes and 1997 Senior Notes, the "1997 Notes"), (e) the October 1997 Debt Placement and
    (f) the US ONE Asset Acquisition and Financing, each as if they occurred as of the beginning of the respective period. Interest expense has been adjusted to include approximately $31.0 million and $72.5 million of interest on such debt and amortization of debt offering costs and other related fees in the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, but not to include interest income earned on additional available cash. Since the Milliwave Acquisition was completed on January 2, 1997, its operations are reflected in the historical results of the Company for the nine month period ended September 30, 1997. See "Description of Certain Indebtedness and Preferred Stock." Depreciation expense has been adjusted to include approximately $4.8 million and $6.4 million, respectively, of depreciation on certain of the assets acquired in the US ONE Asset Acquisition and Financing, assuming straight line depreciation over the expected useful lives of the assets which will ultimately be placed in service.

(2) Such loss or income is from the operations of Global Products, the Company's consumer products subsidiary. On May 13, 1997, a formal plan of disposition for Global Products was approved by the Company's Board of Directors, and it is anticipated that the disposition will be completed within the next 12 months. The disposition of Global Products has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the balance sheet data, and its operating results through September 30, 1997 are segregated and reported as discontinued operations in the statement of operations data.

(3) For the year ended February 28, 1995, the ten months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, earnings from continuing operations were insufficient to cover combined fixed charges and preferred stock dividends by $7,288,000, $16,310,000, $83,033,000, $49,411,000 and $169,172,000, respectively. On a pro forma basis, giving effect to the items described in footnote 1 above, earnings from continuing operations were insufficient to cover combined fixed charges and preferred stock dividends by $205,655,000 and $176,078,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rent expense that the Company believes to be representative of interest.

(4) Gives effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, as if each occurred at September 30, 1997.

                         Forward-Looking Statements

    This Prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for the buildout of its telecommunications network; (b) the Company's ability to attract and retain a sufficient revenue-generating customer base; (c) competitive pressures in the telecommunications industry; and (d) general economic conditions. For further information and other factors which could affect the financial results of the Company and such forward-looking statements, see "Risk Factors."

                                     RISK FACTORS

    The New Notes offered hereby contain the same terms and conditions as the Old Notes and, accordingly, involve a high degree of risk. Each prospective investor should carefully consider the following risk factors relating to both the Old Notes and the New Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors:

HISTORICAL AND ANTICIPATED FUTURE NET AND OPERATING LOSSES AND NEGATIVE EBITDA

    The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses. The Company historically has had net losses and negative EBITDA, including net losses and negative EBITDA of approximately $15.9 million and $9.0 million, respectively, for the ten months ended December 31, 1995, $83.7 million and $49.6 million, respectively, for the year ended December 31, 1996 and $166.1 million and $108.8 million, respectively, for the nine months ended September 30, 1997. The Company has been offering local access and other Carrier Services only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its local telecommunications operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to experience significant and increasing operating losses, net losses and total and per share amounts of net loss, along with decreasing net current assets, and to generate increasingly negative EBITDA while it seeks to establish a sufficient revenue-generating customer base and build its network infrastructure so that it can provide services over its own facilities. As a result of increased expenses, principally relating to an increase in the number of employees in connection with the rollout of CLEC services and expenses relating to the servicing of debt, there will continue to be substantial increases in the Company's net loss, operating loss and negative EBITDA. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt, including the Notes offered hereby.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

    At September 30, 1997, on a pro forma basis giving effect to the consummation of the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, the Company would have had, on a consolidated basis, approximately $856.0 million of indebtedness, including capitalized lease obligations. The accrual of interest on the 1997 Senior Notes and the US ONE Asset Acquisition and Financing and the accretion of original issue discount on the Convertible Notes and the Company's outstanding 14% Senior Discount Notes due 2005 (the "1995 Senior Notes" and, together with the Convertible Notes, the "1995 Notes) will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted into the Company's Common Stock). The Company has significant indebtedness and interest expense as a result of the issuance of the Notes, 1995 Notes, 1997 Notes and the consummation of the US ONE Asset Acquisition and Financing. The Company also may need to incur additional indebtedness in the future. The indentures pursuant to which the 1995 Notes, 1997 Notes and Notes were issued (collectively, the "Indentures") limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

    The level of the Company's indebtedness could have important consequences, including the following: (i) the combined debt service requirements of the 1995 Notes, 1997 Notes and US ONE Asset Acquisition and Financing could make it more difficult for the Company to make payments on the Notes offered hereby; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness would make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase.

HOLDING COMPANY STRUCTURE; RANKING OF THE NOTES; UNSECURED INDEBTEDNESS

    The Company is a holding company and its only material assets consist of the common stock of its operating subsidiaries and the proceeds raised from certain private placements of equity and debt securities, all of which the Company has loaned or contributed, or intends to loan or contribute, to its subsidiaries. The Company may have to rely upon dividends and other payments from its subsidiaries to generate the funds necessary to pay the principal of and interest on the Notes. The subsidiaries, however, are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make funds available for such payment. The Company's subsidiaries have not guaranteed the Notes. The ability of the Company's subsidiaries to make such dividends and other payments to the Company is subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. See "Description of Certain Indebtedness and Preferred Stock." Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes. Accordingly, the Notes are effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company. At September 30, 1997, the subsidiaries of the Company had approximately $339.7 million of liabilities (excluding intercompany payables to the Company and each other), including $293.4 million of indebtedness.

    The Notes are unsecured indebtedness of the Company. At September 30, 1997, after giving effect to the October 1997 Debt Placement and US ONE Asset Acquisition and Financing, the Company on a consolidated basis had an aggregate of approximately $856.0 million of indebtedness, including capitalized lease obligations, $355.7 million of which was secured by liens on certain of the Company's assets. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the Notes, notwithstanding the existence of any event of default with respect to the Notes.

    In addition, the Notes are subordinated to all senior indebtedness of the Company, including indebtedness under the 1995 Senior Notes, the 1997 Senior Notes, the guarantee by the Company of the WEC Notes (the "WEC Note Guarantee"), the Company's guarantee of the WEC II Notes (the "WEC II Note Guarantee" and, together with the WEC Note Guarantee, the "Equipment Note Guarantees") and the Company's guarantees under the Equipment Lease Financing, the Finova Lease Financing, the Revolving Credit Facility and the CIT Credit Facility (all as defined herein). Therefore, in the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all senior indebtedness has been paid in full and there may not be sufficient assets remaining to pay amounts due on the Notes. At September 30, 1997, after giving effect to the October 1997 Debt Placement, and the US ONE Asset Acquisition and Financing, the amount of outstanding senior indebtedness of the Company was approximately $596.3 million.

NEED TO REFINANCE SUBSTANTIAL AMOUNT OF INDEBTEDNESS TO REPAY NOTES AT MATURITY

    The Notes mature in March 2007. If the Company does not have cash flow from operations with which to pay the Notes, the Company would be forced to raise the cash to pay the Notes through equity offerings or additional debt financings. The Company's ability to raise additional debt financing to repay the Notes is severely restricted under the terms of the Indentures, which may require the Company to refinance the 1995 Notes and the 1997 Senior Notes, WEC Notes and WEC II Notes prior to or simultaneously with any refinancing of the Notes. Accordingly, the Company may be forced to refinance a substantial amount of other indebtedness in order for the Notes to be paid when due. There can be no assurance that the Company will be able to refinance any or all of such indebtedness at such time.

RISKS RELATED TO CLEC STRATEGY; ANTICIPATED INITIAL NEGATIVE OPERATING MARGINS IN CLEC BUSINESS

    The Company is pursuing an accelerated strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own switched local exchange services. The Company has limited experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation and implementation of resale agreements with other local service providers; the negotiation and implementation of interconnection agreements with RBOCs and other incumbent LECs; the failure of LECs and RBOCs to honor the letter and spirit of consummated interconnection agreements; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers through delivery of high-quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, which may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. In addition, the Company is subject to the risk of unforeseen problems inherent in being a new entrant in a rapidly evolving industry.

    Historically, almost all of the Company's telecommunications revenues have been derived from the resale of long distance services to residential customers. As part of its CLEC strategy, the Company is marketing its long distance services to small and medium-sized businesses and is no longer actively marketing such services to residential customers. As a result, revenues from the provision of long distance services to residential customers have begun and are expected to continue to substantially decline through attrition of the Company's long distance residential customer base.

    Although the Company's initial implementation of its CLEC strategy entails the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and implementation of satisfactory resale arrangements, the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and LEC and CLEC local networks, including the installation of Wireless Fiber links and the buildout of other facility infrastructure, in advance of generating material revenues.

    As the Company rolls out its CLEC operations, it will experience negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if: (i) sales efforts result in sufficiently increased volumes of traffic; (ii) the Company has installed a switch and a sufficient number of Wireless Fiber links so that a substantial portion of the Company's traffic in that city can be originated and terminated over the Company's Wireless Fiber facilities instead of LEC or other CLEC facilities; and (iii) higher margin-enhanced services are sought by, provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

NEGATIVE OPERATING MARGINS IN THE INITIAL PROVISION OF WIRELESS FIBER-BASED CARRIER SERVICES

    The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based Carrier Services and expects to continue to experience negative operating margins until it develops a sufficient revenue-generating customer base for such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complimentary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its Carrier Services over time by: (i) continuing to obtain appropriate Roof Rights; (ii) acquiring and retaining an adequate customer base; (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across installed Wireless Fiber links; and (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs. If the Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its Carrier Services business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS

    The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, including additional spectrum licenses, continued marketing of its Carrier Services, and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any acquisitions or integrate any business or assets which it may acquire into its operations.

COMPETITION

    The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. Further, sales of the Company's Carrier Services are typically made to other telecommunications providers that compete or may compete in the future with the Company.

    LOCAL TELECOMMUNICATIONS MARKET. The local telecommunications market is intensely competitive for new entrants and currently is dominated by the RBOCs and other LECs. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CLECs and CAPs. The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and IXCs. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which have accelerated, could give rise to significant new or stronger competitors. The Company currently also faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum (including 2 GHz, 18 GHz, 24 GHz, 28 GHz and 47 GHz, among others). The initial perceived success of the Company's business is also likely to encourage increased competition from other spectrum users. The Company's Internet services also face significant competition from, among others, cable television operators deploying cable modems that provide high-speed data transmission over existing coaxial cable television networks. As competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. The Company has not obtained significant market share in any of the areas where it offers its services, nor does it expect to do so given the size of its local telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that the Company will be able to compete effectively in any of its markets.

    LONG DISTANCE MARKET. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes for long distance customers with major IXCs, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs and CLECs also will become significant competitors in the long distance telecommunications industry. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by competitors. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers.

    NEW MEDIA BUSINESS. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry.

SIGNIFICANT CAPITAL REQUIREMENTS

    The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's near-term capital expenditure requirements. The amount of capital required to execute the Company's business plan is a function of the speed at which its plan is executed. Management anticipates, based on current plans and assumptions relating to its operations, that the Company's existing financial resources and additional financing arrangements which the Company believes are readily available, will be sufficient to fund the Company's growth and operations for approximately
24 to 30 months from the date of this Prospectus. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company fails to secure additional equipment financing arrangements, if necessary, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financing, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and could adversely affect the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

GOVERNMENT REGULATION

    The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain issues that traditionally have been considered subject primarily to state regulation (e.g., number portability and carrier discrimination issues). The state regulatory commissions retain jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications in certain instances.

    The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of long distance services between local access transport areas ("LATAs"). Additionally, the FCC is required to promulgate new regulations to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements covering each of the market where it intends to offer services.

    As required by the Telecommunications Act, in August 1996, the FCC adopted new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order"). These rules generally constitute a pro-competitive, national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange services. The United States Court of Appeals for the Eighth Circuit stayed the Interconnection Order in October 1996 and, in July 1997, invalidated certain provisions of the Interconnection Order, including those provisions in which the FCC asserted jurisdiction over the pricing of interconnection elements and the "pick and choose" provisions for interconnectors to select discrete provisions of other carriers' interconnection agreements. Many states, however, continue to set the prices for interconnection, resale and unbundled network elements. In October, the Eighth Circuit issued a further decision with respect to the Interconnection Order that vacated the obligation of incumbent LECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. The FCC has indicated its intention to appeal the Eighth Circuit's rulings to the United States Supreme Court. The Company believes that the Eighth Circuit's rulings will not adversely affect its CLEC operations and may, in certain instances, positively affect the operations of its Carrier Services business. In addition, pursuant to the Telecommunications Act, the FCC recently promulgated regulations to, among other things, implement universal service reform, provide support for the provision of ubiquitous national telephone service and effect access charge reform to more explicitly align the access charges paid by long distance carriers to incumbent LECs to the actual cost of providing such services. In light of the continued litigation challenging the validity of the Telecommunications Act and the regulations promulgated thereunder by the FCC, as well as efforts before Congress to seek modification of provisions of the Telecommunications Act, the Company is unable to predict with specificity what effect the Telecommunications Act or recently promulgated FCC regulations will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

    Providers of telecommunications services, including the major IXCs, RBOCs, CLECs and others, are coming under intensified regulatory scrutiny for activities by them or their agents which may result in unauthorized switching of customers from one service provider to another or, in other instances, unfairly impeding customers seeking to switch providers. The FCC, the Federal Trade Commission and a number of state authorities are seeking to introduce more stringent regulation to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effects, if any, the adoption of any such regulations would have on the telecommunications industry and the business practices therein cannot be predicted. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services it offers.

FINITE INITIAL TERM OF WIRELESS LICENSES; POTENTIAL LICENSE RENEWAL COSTS; FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES; TRANSFER OF CONTROL

    As described in the FCC's Report and Order and Second Notice of Proposed Rulemaking, released on November 3, 1997 (the "38 GHz Order"), the FCC's policy is to align the expiration dates of all 38 GHz licenses granted before August 1, 1996 such that they mature concurrently on February 1, 2001. Licenses granted on or after August 1, 1996 have terms not to exceed ten years. In each case, the licensee is entitled to an expectation of renewal if the Fee's buildout requirements are met. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

    In the 38 GHz Order, the FCC also ruled that (i) it would impose no limits on the accumulation of licenses in the 38GHz band, (ii) the 39.5 -
40.0 GHz portion of this band would not be reserved for use by satellite operations and that co-primary sharing of the 38 GHz band with satellite operators is not feasible, (iii) licensees should be permitted great flexibility in use of this spectrum, including use for point-to-multi point and mobile services, and (iv) currently unlicensed channels in the 38 GHz band will be auctioned.

    While the Company views the vast majority of the FCC's determinations in the 38 GHz Order as favorable to its operations and business plan, there can be no assurance that all or a portion of the 38 GHz Order will not be repealed or altered as a result of such proceedings.

    The Wireless Licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses and by valuations placed on such licenses in any future auction of such spectrum. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

    The Company has entered into agreements to acquire a number of additional 38 GHz licenses. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the transferee and the satisfaction of certain other regulatory requirements. In light of the foregoing, the newness of this service and possible revisions to the policies and regulations set forth in the 38 GHz Order as a result of the challenges thereto, the uncertainty of final regulations to be issued in connection with the NPRM, there can be no assurance that the FCC will approve all or any of the proposed acquisitions.

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

    The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines or unlicensed spectrum. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

    The indebtedness of the Company and the Indentures impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. See "Description of Certain Indebtedness and Preferred Stock."

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL
CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

    As there will be no periodic payments in cash of interest on the Notes prior to September 2002, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Original issue discount must be included as interest income periodically in a United States noteholder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

    Further, the Notes will be subject to the high yield discount obligation rules. Consequently, the Company will not be able to deduct the original issue discount attributable to the Notes until actually paid. As explained in, and subject to, the discussion under "Certain United States Federal Income Tax Consequences--Tax Consequences to U.S. Holders--Applicable High Yield Discount Rules," the Notes are subject to these rules because their yield to maturity equals or exceeds the Treasury-based interest rate in effect for the month of their issuance plus five percentage points. For mid-term debt instruments issued in October 1997, such Treasury-based interest rate plus five percentage points is 11.24%, compounded semiannually. Moreover, because the yield to maturity of the Notes exceeds a Treasury-based interest rate in effect for the month of their issuance plus six percentage points, a portion of the original issue discount attributable to the Notes will not be deductible at all. For mid-term debt instruments issued in October 1997, such Treasury-based interest rate plus six percentage points is 12.24%, compounded semiannually. As a result of the application of these high yield discount rules, the Company's after tax cash flow might be less than if such original issue discount were deductible when accrued. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the United States federal income tax consequences to holders of Notes regarding the purchase, ownership and disposition of such Notes.

DEPENDENCE ON THIRD PARTIES FOR SERVICE AND MARKETING; POSSIBLE SERVICE INTERRUPTIONS AND EQUIPMENT FAILURES

    The Company's long distance resale business is dependent on utilizing the facilities of major IXCs to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has an agreement with MCI that provide it with access to such carrier's networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities could require the Company to significantly curtail or cease its operations and could have an adverse effect on the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. See "Description of Certain Indebtedness and Preferred Stock." Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity and quality. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation.

    The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with other telecommunications providers that allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations and its ability to service its customers. The Company has approached a number of major telecommunications service providers to solicit interest in entering into a multi-year, multi-region network transaction in which the Company would build and maintain a co-exclusive network utilizing Wireless Fiber for providing access to their customer base. Although there can be no assurance that such a transaction will be entered into, the Company believes that such a transaction would be attractive to a number of these provides and is in various stages of discussions with them.

RELIANCE ON EQUIPMENT SUPPLIERS

    The Company currently purchases substantially all of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, as no industry standard or uniform protocol currently exists for 38 GHz equipment, a single manufacturer's equipment must be used in establishing each wireless link.

LINE OF SIGHT; DISTANCE LIMITATIONS IMPOSED BY RAINFALL CONDITIONS IN CERTAIN GEOGRAPHIC AREAS; ROOF RIGHTS

    In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected the quality or reliability of Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. There can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize Roof Rights it obtains.

UNCERTAINTY OF MARKET ACCEPTANCE OF WIRELESS FIBER SERVICES

    The Company has been marketing its Wireless Fiber services since December 1994. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area and changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's target markets cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

    There is no public market and only a limited secondary market for the New Notes. The Old Notes are and the New Notes will be designated eligible for trading in The Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc. New Notes traded after their initial issuance may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of, and prospects for the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

    After giving effect to the October 1997 Debt Placement, the Company had substantial cash, cash equivalents and short-term investments. See "Capitalization." Such amount may be invested from time to time in investment securities, which may result in the Company being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

    The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company is found to be an investment company, it intends to rely upon an exemption from the 1940 Act for certain "transient" or temporary investment companies. However, such exemption is only available for one year.

    If the Company was required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company would have a material adverse effect on the Company. In addition, if the Company is an investment company under the 1940 Act, the Notes will not be eligible to be resold in reliance on Rule 144A under the Securities Act and certain holders of the Notes may not be able to own the Notes. In such event, the market price of the Notes may be adversely affected.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

    After Exchange Offer is consummated, the Company may not be required to register certain of the Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of certain of the Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the consummation of the Exchange Offer, certain of the Old Notes may not be entitled to the contingent increase in interest rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Agreement.

                                THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company in the October 1997 Debt Placement to the Initial Purchasers who, in turn, sold such Old Notes to certain qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the October 1997 Debt Placement, the Company entered into the Registration Agreement, pursuant to which the Company is obligated to use its best efforts to consummate this Exchange Offer of the Old Notes for the New Notes pursuant to an effective registration statement by April 6, 1998. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company, or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC (who may deliver such Old Notes by book-entry transfer at DTC).

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of New Notes, and (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes.

    Following the consummation of the Exchange Offer, holders of Old Notes not tendered will no longer have certain registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

    The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Old Notes being tendered for exchange. DTC is the sole registered holder of the Old Notes, and holds such notes on behalf of numerous participants. This Prospectus, together with the Letter of Transmittal, is being sent to all such registered holders as of December ___, 1997.

    Under the Indenture, holders of Old Notes do not have any appraisal or dissenters rights in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from The Company. If any tendered Old Notes are not accepted for exchange, such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on January __, 1998 unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.

    The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes.

PROCEDURES FOR TENDERING

    The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and The Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed.
 In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the

National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of The Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any Old Notes received by the

Exchange Agent are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in a principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion, to the extent permitted by the Indenture to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent pertained by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange ("Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading " -- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

    Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered holder of such Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to The Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at their option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

         (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal the consummation of the Exchange Offer, or

         (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair The Company's ability to proceed with the Exchange Offer.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by The Company of properly tendered Old Notes).

    The foregoing conditions are for the sole benefit of the Company and may be waived by the Company if it is legally permitted to do so, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

    U.S. Trust has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY MAIL (REGISTERED OR CERTIFIED MAIL RECOMMENDED):

                   United States Trust Company of New York
                   P.O. Box 844
                   Cooper Station
                   New York, New York  10276-0844

BY OVERNIGHT COURIER:

                   United States Trust Company of New York
                   770 Broadway - 13th Floor
                   Corporate Trust Operations Department
                   New York, New York  10003
                   Attn:  Corporate Trust Operations Department

BY HAND DELIVERY:

                   United States Trust Company of New York
                   111 Broadway, Lower Level
                   New York, New York 10006
                   Attn:  Corporate Trust Services

BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY):

                   (212) 420-6152
                   Confirm by telephone (800) 548-6565

FEES AND EXPENSES

    The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred by the Company in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will not, however, pay the costs incurred by a holder in delivering its Old Notes to the Exchange Agent, underwriting fees, or Commissions or transfer taxes.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER MATTERS

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

    As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture except for certain rights under the Registration Agreement and except that certain of the Old Notes may not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes, in like principal amount, the terms of which are identical to the New Notes except that such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of the Company.

                                   CAPITALIZATION

    The following table sets forth the cash and capitalization of the continuing operations of the Company as of September 30, 1997: (i) on an historical basis and (ii) on a pro forma basis that gives effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing. The following table should be read in conjunction with the audited Consolidated Financial Statements and related notes thereto incorporated by reference in this Prospectus.


                                                    September 30, 1997
                                             --------------------------------
                                             Historical             Pro Forma
                                             ----------             ---------
                                            (in thousands, except share data)

Cash, cash equivalents and short-term
  investments...........................      $302,769               $396,782
                                             ----------             ---------
                                             ----------             ---------

Liabilities and stockholders' equity:
Current portion of long-term debt and
  capital lease obligations (including
  the US ONE  Asset Acquisition and
  Financing)............................      $  8,577               $ 70,827
                                             ----------             ---------

Long-term debt and capital lease
  obligations:
October 1997 Notes......................         --                   100,000
March 1997 Equipment Notes..............       200,000                200,000
August 1997 Equipment Notes.............        50,000                 50,000
Old Senior Notes........................       195,007                195,007
March 1997 Senior Notes.................       107,806                107,806
Convertible Notes.......................        97,504                 97,504
Other notes.............................           502                    502
Capital lease obligations, net of
  current portion.......................        25,172                 25,172
                                             ----------             ---------
  Total long-term debt and capital
    lease obligations...................       675,991                775,991
                                             ----------             ---------

Stockholders' equity:
Preferred Stock, $0.1 par value,
  15,000,000 shares authorized,
  4,000,000 shares issued and
  outstanding (with a liquidation
  preference of $103,881,000)..........             42                     42
Common Stock, $.01 par value,
  200,000,000 shares authorized,
  33,493,000 shares issued and
  outstanding(1).......................            335                    335
Additional paid-in capital.............        252,647                252,647
Accumulated deficit....................       (291,089)              (291,089)
                                             ----------             ---------
Total stockholders' equity.............        (38,065)               (38,065)
                                             ----------             ---------
  Total capitalization.................       $646,503               $808,753
                                             ----------             ---------
                                             ----------             ---------

___________

(1) Does not include (i) an aggregate of 1,056,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan ("1992 Plan"), (ii) an aggregate of 7,462,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan ("1995 Plan") and (iii) 5,876,000 shares of Common Stock issuable upon exercise of other outstanding options and warrants. Also does not include shares issuable upon the conversion of the Series A Preferred Stock and/or the Convertible Notes, nor dividends on Series A Preferred Stock which were paid in kind on March 31, 1997, June 30, 1997 and September 30, 1997. See "Description of Certain Indebtedness and Preferred Stock." Also does not include certain shares issuable upon the consummation of certain agreements to acquire licenses, which are subject to the approval of the FCC and which, under certain circumstances, could be settled, at the Company's option, for cash. The exercise and conversion prices of certain of the foregoing securities are below the current market price of the Common Stock as of the date of this Prospectus.

                            DESCRIPTION OF THE NOTES

    The Old Notes were issued in the October 1997 Debt Placement under the Indenture, dated as of October 1, 1997, between WinStar (for the purposed of this Description of Notes, "WCI"), and United States Trust Company of New York, as trustee (in such capacity, the "Trustee"). Copies of the form of Indenture are available on request from WCI.

    The New Notes will be issued under the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act, and therefore, will not bear legends restricting transfer thereof. The New Notes will evidence the same debt as the Old Notes. Upon consummation of this Exchange Offering, the New Notes will be treated as a single class under the
Indenture with any Old Notes remaining outstanding.    Upon the consummation
of this Exchange Offer, holders of Old Notes may not be entitled to certain registration rights under, or the contingent increase in interest rate provided by, the Registration Agreement.

GENERAL

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. See "--Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but WCI may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Notes may be exchanged or transferred at the office or agency of WCI in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532).

    Although for United States federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of Notes as such discount is amortized from the date of issuance of the Notes, Holders of Notes will not receive any payments on the Notes until September 1, 2002. For a description of certain tax matters related to an investment in the Notes, see "Certain United States Federal Income Tax Considerations."

TERMS OF THE NOTES

    The Notes are unsecured, senior subordinated obligations of WCI, limited to $100.0 million aggregate principal amount, and will mature on March 1, 2007. Until March 1, 2002, interest on the Notes will accrue at a rate of 15% per annum and be compounded semiannually on each SemiAnnual Interest Accrual Date with respect to the Notes, but, except as described herein, will not be payable in cash. Interest on the Accumulated Amount of each Note as of March 1, 2002 will be paid semiannually, commencing September 1, 2002, to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date of March 1 and September 1 of each year. Interest on the Notes will be paid on a 360-day year, twelve 30-day month basis.

OPTIONAL REDEMPTION

    The Notes are not redeemable prior to March 1, 2002. Thereafter, the Notes will be redeemable, at WCI's option, in whole at any time, or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of the Accumulated Amount of the Notes), plus accrued and unpaid interest, if any, on such Accumulated Amount to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing March 1 of the years set forth below:

                                                                  Note
Year                                                        Redemption Price
----                                                        -----------------

2002.......................................................     107.500%
2003.......................................................     103.750
2004 and thereafter........................................     100.000

    Selection of Notes for Optional Redemption

    In the case of any partial optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Trustee, in its sole discretion, shall deem fair and appropriate; provided, however, that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

    WCI's ability to redeem the Notes at its option is severely limited under the terms of WCI's outstanding indebtedness. WCI may not be able to redeem the Notes at its option unless it simultaneously redeems or repays such other indebtedness.

Ranking

    The indebtedness evidenced by the Notes represents unsecured senior subordinated obligations of WCI. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Indebtedness of WCI, including, without limitation, WCI's obligations under the 1995 Senior Notes, the 1997 Senior Notes and the Equipment Note Guarantees, as well as WCI's guarantees under the Equipment Lease Financing, the CIT Credit Facility, the Revolving Credit Facility and the Finova Lease Financing. As of the Issue Date, there was no indebtedness of WCI outstanding pari passu with or junior to the Notes, except for the Convertible Notes, which rank pari passu with the Notes. See "Risk Factors--Substantial Indebtedness; Ability to Service Indebtedness" and "--Holding Company Structure; Ranking of the Notes; Unsecured Indebtedness" and "Capitalization."

    "Senior Subordinated Obligations" is defined in the Indenture to mean any principal of, premium, if any, or interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, to the extent relating to the purchase of Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

    At September 30, 1997, after giving effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, WCI had (on an unconsolidated basis) approximately $820.9 million of indebtedness (including the Equipment Note and US ONE Financing Guarantees), $561.1 million of which would have been senior indebtedness and $197.5 million of which would have been senior subordinated indebtedness.

    WCI is a holding company. Substantially all the operations of WCI are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of WCI, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of WCI. At September 30, 1997, the total liabilities of WCI's subsidiaries was approximately $395.6 million, including trade payables. Although the Indentures limit the incurrence of Indebtedness and the issuance of preferred stock of certain of WCI's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indentures do not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indentures.

    To the extent any payment of Senior Indebtedness of WCI (whether by or on behalf of WCI, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness of WCI or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness of WCI is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness of WCI for all purposes of the Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment or distribution of assets or securities of WCI of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of WCI, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness of WCI (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders of the Notes or the Trustee, on behalf of the Holders of the Notes, shall be entitled to receive any payment by WCI on account of Senior Subordinated Obligations, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, WCI of any Notes upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of WCI of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee, on behalf of the Holders of the Notes, would be entitled, but for the subordination provisions of the Indenture, shall be made by WCI or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Notes or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness of WCI (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness of WCI held by such holders) or their representatives as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

    No direct or indirect payment by or on behalf of WCI of Senior Subordinated Obligations, whether pursuant to the terms of the Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of WCI, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness of WCI pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of WCI upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 159 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Senior Subordinated Notes Trustee for such trustee of, or other representatives for, such holders). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of WCI initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of WCI who are not holders of Senior Indebtedness of WCI may recover less, ratably, than holders of Senior Indebtedness of WCI and may recover more, ratably, than Holders of the Notes.

    "Senior Indebtedness" as defined under the Indenture means the following obligations of WCI, whether outstanding on the Issue Date or thereafter
Incurred: (i) all Indebtedness and all other monetary obligations of WCI under the 1995 Senior Notes, the 1997 Senior Notes and the Equipment Note Guarantees, (ii) all other Indebtedness of WCI (other than the Notes and the Convertible Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes and (iii) all fees, expenses and indemnities payable in connection with the 1995 Senior Notes, the 1997 Senior Notes and the Equipment Note Guarantees (including any agreements pursuant to which the 1995 Senior Notes, the 1997 Senior Notes or the Equipment Note Guarantees were issued); provided, however, that the term "Senior Indebtedness" as defined in the Indenture shall not include (a) any Indebtedness of WCI that, when Incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to WCI,
(b) any Indebtedness of WCI to a Subsidiary of WCI or to a joint venture in which WCI has an interest, (c) any Indebtedness of WCI, to the extent not permitted pursuant to the covenants described under "--Covenants--Limitation on Indebtedness" or "--Covenants--Limitation on Senior Subordinated Indebtedness", (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee of WCI or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by WCI or (g) any trade payables of WCI. Senior Indebtedness of WCI will also include interest accruing subsequent to events of bankruptcy of WCI and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Designated Senior Indebtedness" as defined under the Indenture means the 1995 Senior Notes, the 1997 Senior Notes, the Equipment Note Guarantees and any Indebtedness constituting Senior Indebtedness of WCI that, at the date of determination, has an aggregate principal amount of at least $25.0 million and that is specifically designated by WCI in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

    The Indenture specifically designates that the Notes rank pari passu with the Convertible Notes.

Same-Day Payment

    The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

Registration Rights

    The Registration Statement of which this Prospectus forms a part, has been filed by WCI pursuant to the Registration Agreement. Under the terms of the Registration Agreement, the Company will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Old Notes theretofore validly tendered in accordance with the
terms of such Exchange Offer.   After consummation of the Exchange Offer, the
Company will have no further obligation to make any other such exchange offers.

Repurchase of Notes Upon a Change of Control

    WCI must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all the Notes then outstanding, at a purchase price equal to 101% of the Accumulated Amount of such Notes on the date of purchase, plus accrued and unpaid interest (if any) on such Accumulated Amount to the date of purchase. Prior to the mailing of the notice to Holders of Notes commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, WCI covenants to (i) repay in full all indebtedness of WCI that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of WCI to permit the repurchase of the Notes. WCI shall first comply with the covenant in the preceding sentence before it shall purchase Notes pursuant to the "Repurchase of Notes upon a Change of Control" covenant.

    Under the terms of the Indenture, WCI may not repurchase any Notes or any other subordinated indebtedness, including the Convertible Notes, pursuant to this covenant until WCI has repurchased all of the 1995 Senior Notes and the 1997 Senior Notes and has caused each of WEC and WEC II to repurchase all of the WEC Notes and WEC II Notes, respectively, tendered pursuant to any Offer to Purchase as a result of such Change of Control. However, if WCI is unable to repay or cause repayment of all of the indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes or otherwise fails to purchase any Notes validly tendered, then WCI will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to WCI by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, the 1995 Senior Notes, the 1997 Senior Notes, the WEC Notes or the WEC II Notes, as the case may be. In addition, the failure by WCI to repurchase Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

    There can be no assurance that WCI, WEC and/or WEC II will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of WCI, WEC and WEC II which might be outstanding at the time). The above covenant requiring WCI to repurchase the Notes will, unless the consents referred to above are obtained, require WCI, WEC and WEC II to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Covenants

    The Indenture contains covenants including, among others, the following:

    Limitation on Indebtedness

    (a) WCI will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Issue Date); provided, however, that WCI may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

    Notwithstanding the foregoing, WCI and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of WCI outstanding at any time in an aggregate principal amount not to exceed $125.0 million, less any amount of Indebtedness Incurred pursuant to this clause (i) and permanently repaid as provided under "--Limitation on Asset Sales" below; (ii) Indebtedness (A) to WCI evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to WCI or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (v),
(vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further, however, that in no event may Indebtedness of WCI be refinanced by means of any Indebtedness of any Restricted Subsidiary of WCI pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of WCI or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of WCI (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of WCI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by WCI or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of WCI not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by WCI from and after October 23,

1995 from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash); provided, however, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes and (y) is pari passu with or subordinated to the Notes at least to the extent that the Notes are subordinated to Senior Indebtedness; (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Issue Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Issue Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by WCI or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to WCI to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); provided, however, that such Indebtedness is not Guaranteed by WCI or any of its Restricted Subsidiaries; and (ix) Indebtedness of WCI, to the extent the proceeds thereof are immediately used to purchase the 1995 Notes or the 1997 Notes or the Notes tendered in an Offer to Purchase made as a result of a Change of Control.

    (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, WCI, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    (c) WCI will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

    Limitation on Senior Subordinated Indebtedness

    WCI will not (i) Incur any Indebtedness, other than the Notes, that is expressly made subordinated in right of payment to any Senior Indebtedness of WCI unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made pari passu with, or subordinate in right of payment to, the Notes pursuant to provisions substantially similar to those contained in the Indenture; provided, however, that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of WCI that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness of WCI or (ii) Incur any Indebtedness secured by a Lien if such Indebtedness is not Senior Indebtedness of WCI, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such secured Indebtedness for so long as such secured Indebtedness is secured by a Lien. The Indenture provides that the Notes are pari passu with the Convertible Notes.

    Limitation on Restricted Payments

    WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by WCI or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of WCI (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of WCI, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of WCI that is subordinated in right of payment to the Note Guarantee or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), WCI could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by WCI or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to "--SEC Reports and Reports to Holders" plus (2) the aggregate Net Cash Proceeds received by WCI after the Closing Date from the issuance and sale permitted by the Indentures of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of WCI, or from the issuance to a Person who is not a Subsidiary of WCI of any options, warrants or other rights to acquire Capital Stock of WCI (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the 1997 Senior Notes and the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to WCI or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by WCI and its Restricted Subsidiaries in such Person.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Note Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the covenant described under "--Limitation on Indebtedness;" (iii) the repurchase, redemption or other acquisition of Capital Stock of WCI (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of WCI; (vi) Investments, not to exceed $15 million at any one time outstanding; (vii) Investments, not to exceed $15 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) (A) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes provided for in the Convertible Notes Indenture and (B) cash payments on the Convertible Notes required to be made under the provisions of the Convertible Notes Indenture that relate to repurchases of Convertible Notes upon a change of control and that relate to limitations on sales of assets; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of WCI upon conversion of any class of Preferred Stock of WCI; provided, however, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of WCI; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; provided, however, that, in each case WCI or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; provided, however, that, except in the case of clauses (i) and (iii) of this paragraph, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of WCI.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of WCI are used for the redemption, repurchase or other acquisition of the Notes or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    WCI will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by WCI or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary, (iii) make loans or advances to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary or (iv) transfer any of its property or assets to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

    The foregoing provisions shall not prohibit any encumbrances or restrictions: (i) existing on the Issue Date in any agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law;
(iii) existing with respect to any Person or the property or assets of such Person acquired by WCI or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of WCI or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of WCI or any Restricted Subsidiary in any manner material to WCI or any Restricted Subsidiary; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent WCI or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of WCI or any of its Restricted Subsidiaries that secure Indebtedness of WCI or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted pursuant to the 1997 Senior Notes Indenture as in effect on the Closing Date.

    Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

    WCI will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to WCI or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, WCI or such Restricted Subsidiary applies an amount not less than the

Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    Limitation on Issuances of Guarantees by Restricted Subsidiaries

    WCI will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of WCI ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against WCI or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of WCI of all of WCI's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    Limitation on Transactions with Shareholders and Affiliates

    WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of WCI or with any Affiliate of WCI or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to WCI or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which WCI or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to WCI or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between WCI and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of WCI who are not employees of WCI; (iv) any payments or other transactions pursuant to any tax-sharing agreement between WCI and any other Person with which WCI files a consolidated tax return or with which WCI is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the covenant described under "--Limitation on Restricted Payments" (other than pursuant to clause (iv) of the definition of "Permitted Investment" or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    Limitation on Asset Sales

    WCI will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by WCI or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by WCI or its Restricted Subsidiaries from one or more Asset

Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of WCI and its Subsidiaries has been prepared), then WCI shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of WCI, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than WCI or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, WCI and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, WCI must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accumulated Amount of such Notes on the date of purchase, plus accrued and unpaid interest (if any) on such amount to the date of purchase; provided, however, that no Offer to Purchase shall be required to be commenced with respect to the Notes until the Business Day following the payment date with respect to the Offer to Purchase any 1997 Notes and need not be commenced if the Excess Proceeds remaining after application thereof to the 1997 Notes purchased in such Offer to Purchase applicable thereto are less than $10,000,000; provided further, however, that no Notes may be purchased under this covenant unless WCI shall have purchased all 1997 Notes tendered pursuant to the Offer to Purchase applicable thereto.

    Because of similar requirements in the Indentures governing the 1995 Notes and the 1997 Notes, WCI may not have Excess Proceeds from an Asset Sale to be able to comply with the foregoing requirements.

SEC Reports and Reports to Holders

    Whether or not WCI is required to file reports with the SEC, if any Notes are outstanding, WCI shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See "Available Information." WCI shall supply the Trustee and each Holder of Notes, as the case may be, or shall supply to the relevant Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports or other information.

Consolidation, Merger and Sale of Assets

    Under the terms of the Indenture, WCI shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided, however, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or WCI) shall be issued or distributed to the stockholders of WCI) or permit any Person to merge with or into WCI unless: (i) WCI shall be the continuing Person, or the Person (if other than WCI) formed by such consolidation or into which WCI is merged or that acquired or leased such property and assets of WCI shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of WCI on the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, WCI or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of WCI immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis WCI, or any Person becoming the successor obligor of the Notes, could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under "--Covenants--Limitation on Indebtedness;" and (v) WCI delivers to the Trustee an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses (iii) and, if applicable,
(iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses
(iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of WCI, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of WCI; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Events of Default

    The following events will be defined as "Events of Default" in the
Indenture: (i) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "Ranking"; (ii) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under "Ranking";
(iii) WCI defaults in the performance of or breaches any other covenant or agreement of WCI in the Indenture, or under the Notes, and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (iv) there occurs with respect to any issue or issues of Indebtedness of WCI or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(v) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against WCI or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of WCI or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of WCI or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) WCI or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,
(b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) above that occurs with respect to WCI and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to WCI (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest, if any, on the Notes, to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause

(iv) shall be remedied or cured by WCI or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (vi) or (vii) above occurs with respect to WCI, the principal of, premium, if any, and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to WCI and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture will require certain officers of WCI to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of WCI and its Restricted Subsidiaries' performance under the Indenture and that, to the best knowledge of such officer, WCI has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. WCI will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Defeasance

    Defeasance and Discharge. The Indenture will provide that WCI be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies, to hold monies for payment in trust), if, among other things, (A) WCI has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Indenture and the Notes, (B) WCI has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of WCI's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,
(C) immediately after giving effect to such deposit on a pro forma basis, no Event of

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

Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which WCI is a party or by which WCI is bound, and (D) if at such time the Notes are listed on a national securities exchange, WCI has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

    Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that its provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause
(c) under "--Events of Default" with respect to such covenants and clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," and clauses
(d) and (e) and, if applicable, (i) and (ii) under "--Events of Default" shall be deemed not to be Events of Default, the provisions described under "--Ranking" with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by WCI to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    Defeasance and Certain Other Events of Default. In the event WCI exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, WCI will remain liable for such payments.

Modification and Waiver

    Modifications and amendments of the Indenture may be made by WCI and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,
(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    Without the consent of any Holder of the Notes, WCI and the Trustee may modify or amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor company of WCI's obligations under the Indenture, to comply with the requirements of the Trust Indenture Act, to appoint a successor Trustee or to make any change that, in the opinion of the Board of Directors of WCI evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

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

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of WCI in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of WCI or of any successor Person thereof in such capacity. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of WCI to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "1995 Notes" means the 1995 Senior Notes and the Convertible Notes.

    "1997 Notes" means the 1997 Senior Notes and the Notes.

    "1995 Senior Notes" means the 14% Senior Discount Notes due 2005 of WCI.

    "1997 Senior Notes" means the 14 1 2% Senior Deferred Interest Notes Due 2005 of WCI.

    "Accumulated Amount" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount of Notes.

         (i) if the Specified Date occurs on one of the following dates (each, a "SemiAnnual Interest Accrual Date"), the Accumulated Amount will equal the amount set forth below for such SemiAnnual Interest Accrual
    Date:

SemiAnnual Interest Accrual Date            Accumulated Amount
--------------------------------            ------------------

March 1, 1998........................................$1060.000
September 1, 1998.....................................1139.500
March 1, 1999.........................................1224.963
September 1, 1999.....................................1316.835
March 1, 2000.........................................1415.597
September 1, 2000.....................................1521.767
March 1, 2001.........................................1635.900
September 1, 2001.....................................1758.592
March 1, 2002.........................................1890.486

         (ii) if the Specified Date occurs before the first SemiAnnual Interest Accrual Date, the Accumulated Amount will equal the sum of (A) $1,000 and (B) an amount equal to the product of (1) the Accumulated Amount for the first SemiAnnual Interest Accrual Date less $1,000 multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Closing Date to the first SemiAnnual Interest Accrual Date, using a 360-day year of twelve 30-day months;

         (iii) if the Specified Date occurs between two SemiAnnual Interest Accrual Dates, the Accumulated Amount will equal the sum of (A) the Accumulated Amount for the SemiAnnual Interest Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of
    (1) the Accumulated Amount for the immediately following SemiAnnual Interest Accrual Date less the Accumulated Amount for the immediately preceding SemiAnnual Interest Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding SemiAnnual Interest Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

         (iv) if the Specified Date occurs after the last SemiAnnual Interest Accrual Date, the Accumulated Amount will equal $1890.486.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of WCI and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than WCI or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to WCI or any of its Restricted Subsidiaries by such other Person, including, without limitation, an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "--Covenants--Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with WCI or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by WCI or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "--Covenants--Limitation on Restricted Payments," any amount paid as, or accrued for, cash dividends on Preferred Stock of WCI or any Restricted Subsidiary owned by Persons other than WCI and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of WCI and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of WCI and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to "--SEC Reports and Reports to Holders;" provided, however, that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board of Directors and evidenced by a Board Resolution. As used in the Indenture, references to financial statements of WCI and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any

Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by WCI or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of WCI or shall be merged into or consolidated with WCI or any of its Restricted Subsidiaries or (ii) an acquisition by WCI or any of its Restricted Subsidiaries of the property and assets of any Person other than WCI or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by WCI or any of its Restricted Subsidiaries to any Person other than WCI or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of WCI or any of its Restricted Subsidiaries or
(iii) any other property or assets of WCI or any of its Restricted Subsidiaries outside the ordinary course of business of WCI or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of WCI; provided, however, that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of WCI or its Restricted Subsidiaries; (C) a substantially simultaneous exchange of, or a sale or disposition (other than 85% or more for cash or cash equivalents) by WCI or any of its Restricted Subsidiaries of, licenses issued by the FCC or applications or bids therefor; provided, however, that the consideration received by WCI or any such Restricted Subsidiary in connection with such exchange, sale or disposition shall be equal to the fair market value of licenses so exchanged, sold or disposed of, as determined by the Board of Directors; and (D) except for purposes of the definition of "Indebtedness to EBITDA Ratio," any sale or other disposition of securities of an Unrestricted Subsidiary. The Indenture also provides that, notwithstanding anything to the contrary in this definition, any sale, transfer or other disposition (other than a lease in the ordinary course of business but including the receipt of insurance proceeds in respect of Collateral) of any Collateral shall be deemed to be an Asset Sale of such Collateral.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than the Permitted Investor, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of WCI on a fully diluted basis or (ii) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by WCI's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

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    "Closing Date" means March 18, 1997.

    "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income and (vi) all other noncash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for WCI and its Restricted Subsidiaries in conformity with GAAP; provided, however, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by WCI or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by WCI or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by WCI and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes and the offering of the 1997 Notes in the March 1997 Debt Placement and August 1997 Debt Placement, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of WCI or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No.
52).

    "Convertible Notes" means the 14% Convertible Senior Subordinated Discount Notes of WCI due 2005.

    "Convertible Notes Indenture" means the Indenture dated as of October 23, 1995, between WCI and United States Trust Company of New York pursuant to which the Convertible Notes were issued.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Equipment Notes" means the $200.0 million of 121/2% Guaranteed Senior Secured Notes Due 2004 of WEC and the $50.0 million of 121/2% Guaranteed Senior Secured Notes Due 2004 of WEC II.

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

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

    "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indentures shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Offering of the Notes, the March 1997 Debt Placement or the August 1997 Debt Placement and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Holder" means the Person in whose name a Note is registered on the books of the registrar for the Notes.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is (1) for purposes of determining the Indebtedness to EBITDA Ratio, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and

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

(2) for all other purposes, the amount determined in clause (1) on the date such Indebtedness is originally Incurred and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of WCI and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of WCI for the then most recent four full fiscal quarters for which reports have been filed pursuant to "--SEC Reports and Reports to Holders" (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided, however, that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), WCI or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period WCI or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of WCI shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of WCI or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock held by WCI and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the covenant described under "--Covenants--Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries." For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of WCI at the time that such Restricted Subsidiary of WCI is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of WCI and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

    "Issue Date" means the date on which the Notes are originally issued under the Indenture.

    Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of WCI and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by WCI or any Restricted Subsidiary of WCI as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset

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Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable by WCI or any of its subsidiaries as a result thereof.

    "Notes" means in either case, the 15% Senior Subordinated Deferred Interest Notes Due 2007 or 15% Senior Subordinated Deferred Interest Exchange Notes due 2007 of WCI.

    "Offer to Purchase" means an offer to purchase Notes by WCI from the Holders that is required by the covenant described under "--Repurchase of Notes upon a Change of Control" or "--Covenants --Limitation on Asset Sales" and which is commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless WCI defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the Accumulated Amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in Accumulated Amount (and accrued and unpaid interest) to the unpurchased portion thereof; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, WCI shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by WCI. The Paying Agent shall promptly mail to the Holders of Notes so accepted for payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. WCI will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. WCI will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that WCI is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, WCI or a Restricted Subsidiary; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees in a principal amount not to exceed $1.0 million at any one time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments, to the extent that the consideration provided by WCI or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of WCI; (vii) notes payable to WCI that are received by WCI as payment of the purchase price for Capital Stock (other than Redeemable Stock) of WCI; and (viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; provided, however, that (A) the acquisition of a majority equity interest in such entities is not permitted under U.S. law without FCC consent, (B) the Company or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of FCC consent and (C) in the event that such consent has not been obtained within 18 months of

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funding such Investment, the Company or one of its Restricted Subsidiaries
has the right to sell such minority equity interest in the seller thereof for consideration consisting of the consideration originally paid by the Company and its Restricted Subsidiaries for such minority equity interest.

    "Permitted Investor" means Mr. William J. Rouhana, Jr.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred or preference stock.

    "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes (unless the redemption price is, at WCI's option, without conditions precedent, payable solely in Common Stock (other than Redeemable Stock) of WCI) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "--Repurchase of Notes Upon a Change of Control" and "--Covenants--Limitation on Asset Sales" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to WCI's repurchase of such Notes as are required to be repurchased pursuant to "--Repurchase of Notes Upon a Change of Control" and "--Covenants--Limitation on Asset Sales."

    "Restricted Subsidiary" means any Subsidiary of WCI other than an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission and any successor agency.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of WCI that, together with its Subsidiaries, (i) for the most recent fiscal year of WCI, accounted for more than 10% of the consolidated revenues of WCI and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of WCI and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of WCI for such fiscal year.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Telecommunications Assets" means any (i) entity or business substantially all the revenues of which are derived from (a) providing transmission of sound, data or video; (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence; or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b) above and
(ii) any assets used primarily to effect such transmission or provide the products or services referred to in clause (a) or (b) above and any directly related or ancillary assets including, without limitation, licenses and

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applications, bids and agreements to acquire licenses, or other authority to provide transmission services previously granted, or to be granted, by the FCC.

    "Telecommunications Subsidiary" means (i) WinStar Gateway Network, Inc., WinStar Wireless, Inc., WinStar Telecommunications, Inc., WinStar Milliwave, Inc., WinStar Locate, Inc. and WinStar Wireless Fiber Corp., and, in each case, its successors and (ii) any other Restricted Subsidiary of WCI that holds more than a de minimis amount of Telecommunications Assets.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof;
(ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding deposits or debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of WCI) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by WCI or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of WCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of WCI (including any newly acquired or newly formed Subsidiary of WCI), other than a guarantor of the Notes, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, WCI or any Restricted Subsidiary; provided, however, that neither WCI nor its Restricted Subsidiaries has any Guarantee of any Indebtedness of such Subsidiary outstanding at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Covenants--Limitation on Restricted Payments." Notwithstanding the foregoing, WinStar New Media Company Inc., Non Fiction Films Inc. and WinStar Global Products, Inc. and their Subsidiaries are Unrestricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of WCI; provided, however, that immediately after giving effect to such designation (x) WCI could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "--Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Anything to the contrary contained in the Indentures notwithstanding, no Telecommunications Subsidiary may be designated an Unrestricted Subsidiary.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such custodian for the account of the holder of a depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

          CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary assumes that all of the New Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of
Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities or dealers in securities). Persons considering the exchange of Old Notes for New Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

    As used in the summary which follows, the term "U.S. Holder" means a beneficial owner of New Notes that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) otherwise subject to United States federal income taxation on a net income basis with respect to worldwide income. The term "Non-U.S. Holder" means a holder of New Notes, that is, for United States federal income tax purposes, not a U.S. Holder.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THE Old Notes FOR New Notes AND PURCHASING, HOLDING AND DISPOSING OF THE New Notes, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange for Old Notes

    The exchange by a holder of an Exchange Act Note for a New Note does not constitute a taxable exchange because the New Notes do not differ materially in kind or extent from the Old Notes. Each New Note will be treated as having been originally issued at the time the Exchange Act Note exchanged therefor was originally issued. The tax basis and holding period of each Exchance Act Note will carry over to the New Note issued in exchange of each Exchance Act Note.

Tax Consequences to U.S. Holders

    Original Issue Discount. The Notes are being issued with original issue discount, as defined in the Code. The amount of original issue discount on a debt instrument, within the meaning of Section 1273 of the Code, is the excess (if any) of its "stated redemption price at maturity" over its issue price. The issue price of each of the Notes will be the respective offering price to the purchasers (not including any sales to a bond house, broker, or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of each of the Notes is sold. According to the Treasury Regulations, the issue price of the Notes does not change even if part of the issue is subsequently sold at a different price. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the Company) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Because interest on the Notes is not payable in cash until 2002, the stated interest on the Notes will not be treated as qualified stated interest, but will, for United States federal income tax purposes, be added to the stated redemption price at maturity of the Notes. As a result, the Notes will be treated as having been issued with original issue discount equal to the excess of their stated redemption price at maturity over their issue price.

    Each U.S. Holder of a Note (regardless of whether such U.S. Holder is a cash or an accrual basis taxpayer) will be required to include in such U.S. Holder's gross income in each taxable year, in advance of the receipt of cash payments attributable to such income, that portion of the original issue discount, computed on a constant yield basis, attributable to each day during such taxable year on which the U.S. Holder held the Note. In general, under
Section 1272 of the Code, the amount of original issue discount that a holder of a debt instrument must include in gross income for United States federal income tax purposes will be the sum of the daily portions of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year in which such holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued original issue discount for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods).

    The Company will report annually to the Service and to record holders of the Notes the original issue discount accrued and the amount of interest paid during the calendar year.

    U.S. Holders of Notes should be aware that, because of the above original issue discount rules, a U.S. Holder of a Note will be required for United States federal income tax purposes to include amounts in ordinary income in advance of the receipt of the cash attributable to such income.

    Acquisition Premium. If a U.S. Holder acquires a Note at a cost in excess of its "adjusted issue price" (as defined above) but less than its stated redemption price at maturity, such Note will have an acquisition premium to the extent of such excess. Under the acquisition premium rules of the Code and the Treasury Regulations promulgated thereunder, the amount of the original issue discount which such U.S. Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    Market Discount. If a U.S. Holder purchases Notes for an amount that is less than the "revised issue price" of the Notes at the time of acquisition, the amount of such difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount ("de minimis market discount"). The "revised issue price" is the original issue price of a Note plus the aggregate amount of previously accrued original issue discount without regard to any reductions for acquisition premium, less payments other than qualified stated interest. Under the market discount rules, a holder will be required to treat any principal payment on or any gain on the sale, exchange, retirement or other disposition of, Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Notes at the time of such payment or disposition. If a holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such holder had sold such Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the Notes or the earlier disposition of the Notes in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Notes.

    Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Notes, unless a holder elects to accrue market discount on a constant interest method. A holder of Notes may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which the case rules described above regarding the deferral of interest deductions and ordinary income treatment of gain on disposition will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

    Additional Interest or Payment on Notes. Failure of the Company to register the Notes pursuant to an effective registration statement as described under "Description of the Notes--Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. In addition, upon a Change of Control, an additional amount would be payable in the event that a holder requires the Company to repurchase such holder's Notes, in the manner described under "Description of the Notes--Change of Control." Under Treasury Regulations, the possibility of any such additional

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

interest or payment will not affect the accrual of original issue discount or the yield to maturity on the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such additional interest or payment will be paid. The Company does not intend to treat the possibility of such additional interest or payment as affecting the computation of original issue discount or yield to maturity. If a holder of a Note becomes entitled to additional interest or payment, for purposes of determining the accrual of original issue discount, the yield to maturity of the Notes will be redetermined by treating the Notes as reissued on the date it is determined that such additional interest or payment will be required to be paid, for an amount equal to its adjusted issue price on such date.

    Exchange Offer. The exchange of Notes for Exchange Notes pursuant to the Registered Exchange Offer should not be a taxable exchange. Consequently, a U.S. Holder should not recognize taxable income or loss as a result of exchanging a Note for an Exchange Note pursuant to the Registered Exchange Offer. The holding period of an Exchange Note will include the holding period of the Note and the basis of the Exchange Note will be the same as the basis of the Note immediately before the exchange.

    The Company will be required to pay additional cash interest on the Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement. See "Description of the Notes--Registration Rights." Such additional interest should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with each such U.S. Holder's method of tax accounting. It is possible, however, that the Service may take a different position, in which case a U.S. Holder might be required to include such additional interest in income as its accrues or becomes fixed (regardless of such holder's usual method of tax accounting).

    Sale or Other Disposition. In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such Notes measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such U.S. Holder and will be increased by any accrued original issue discount (net of all amortized acquisition premium) and any market discount includable in such U.S. Holder's gross income and decreased by the amount of any cash payments received by such U.S. Holder regardless of whether such payments are denominated as principal or interest (other than payments of qualified stated interest) and amortizable bond premium, if any, deducted over the term of the Notes. Subject to the market discount rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the Notes have been held for more than one year. Under the Taxpayer Relief Act of 1997, lower capital gains rates apply to the sale or exchange of Notes held by an individual taxpayer for more than 18 months.

    Elections. A U.S. Holder of Notes, subject to certain limitations, may elect to include all stated and unstated interest and discount on the Notes in gross income under the constant yield method. For this purpose, interest includes original issue discount, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies. See "--Market Discount." U.S. Holders should consult with their tax advisors regarding any tax elections they intend to make with respect to any Notes.

    Applicable High Yield Discount Rules. Generally, under Section 163(e)(5) of the Code, original issue discount is not deductible until paid in cash or property (other than the Company debt or stock) with respect to any "applicable high yield discount obligations" ("AHYDOs") issued by a corporation. A Note will constitute an AHYDO since it (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the sum of five percentage points plus the "applicable federal rate" ("AFR") for the calendar month in which the obligation is issued and (iii) has "significant original issue discount" (as defined in Section 163(i)(2) of the Code). (The AFR for the month of October 1997 is 6.24% for instruments with a weighted average maturity in excess of three years but not in excess of nine years providing semiannual compounding.) Since the Notes are AHYDOs, (i) the product of the total original issue discount under the Notes times the ratio of (a) the excess of the yield to maturity over the sum of the AFR plus six percentage points to
(b) the yield to maturity will not be deductible by the Company and will be treated for some purposes as dividends to corporate holders of the Notes (to the extent that the Company has sufficient current or accumulated earnings and profits for federal income tax purposes that such non-deductible amounts would have been treated as dividends if they had been distributions with respect to the Company's stock), and (ii) any original issue discount for which the Company's deductions are not disallowed under clause (i) above will not be deductible by the Company until

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

actually paid. Amounts treated as dividends under clause (i) will be non-deductible by the Company, and may qualify for the dividends received deduction for corporate holders, but should be treated as original issue discount and must be included in income, as described above. The Company believes that it does not presently have any current or accumulated earnings and profits and it cannot predict whether it will have any earnings and profits for future years. As such, in any year in which the Company has no earnings and profits, the non-deductible portion in clause (i) relating to such year would not be eligible for the dividends received deduction in the case of corporate holders.

    Information Reporting and Backup Withholding. The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest (including original issue discount) on a Note and to certain payments of proceeds on the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% if the U.S. Holder, among other things,
(i) fails to furnish his or her social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding, (ii) furnishes to such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the U.S. Holder is not subject to backup withholding or (iv) fails to report properly interest and dividends on his or her tax return. A holder who does not provide the Company or the applicable reporting entity with his or her correct TIN may be subject to penalties under the Code. Certain holders, including corporations, are not subject to backup withholding if their exempt status is properly established.

    Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

Tax Consequences to Non-U.S. Holders

    Portfolio Interest Exemption

    A Non-U.S. Holder will generally, under the portfolio interest exemption of the Code, not be subject to United States federal income taxes and/or United States federal withholding tax, on payments of principal, premium, if any, and interest (including original issue discount) on the Notes, provided that (in the case of interest, including original issue discount) (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) such original issue discount or interest is not effectively connected with a United States trade or business of the Non-U.S. Holder and (iv) either (a) the beneficial owner of the Notes certifies to the Company or its agent, under penalties of perjury, that it is a Non-U.S. Holder and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes, certifies to the Company or its agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i),
(ii) or (iv) of the preceding sentence do not exist, interest on the Notes when received is subject to United States withholding tax at the rate of 30% unless an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Final Treasury Regulations (the "Regulations") issued October 6, 1997 will provide alternative methods for satisfying the certification requirement described in clause (iv)(a) and (b). The Regulations are proposed to be effective for payments made after December 31, 1998.

    If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States federal withholding tax by reason of the delivery of a properly completed Form 4224, will be subject to United States federal income tax on such interest (including original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

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

    Federal Estate Tax

    Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be excluded from the individual's gross estate for the United States federal estate tax purposes and will not be subject to United States federal estate tax if the nonresident qualifies for the portfolio interest exemption (without regard to the certification requirements) discussed above.

    Sale of Notes

    A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange or retirement of Notes, unless (i) (a) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, (b) if a tax treaty applies, the gain is attributable to the United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to United States expatriates.

    Information Reporting and Backup Withholding

    In general, there is no United States information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of principal or interest (including original interest discount) on the Notes.

    Payment by the Company of principal on the Notes or payment by a United States office of a broker of the proceeds of a sale of Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a Non-U.S. Holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange or retirement of the Notes.

    In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Notes effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the Service.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

             DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED STOCK

Indebtedness

    Debt Placements

    March 1997 and August 1997

    In March 1997, the Company and WEC issued an aggregate of $300 million of notes in the March 1997 Debt Placement, consisting of (i) $100 million of the 1997 Senior Notes, ranking pari passu with the 1995 Senior Notes, and (ii) $200 million of the WEC Notes. In order to provide additional future liquidity to the Company, the Company also obtained a $150 million facility ("Facility") from affiliates of the Initial Purchasers. In August 1997, WEC II issued, pursuant to the Facility, $50.0 million of the WEC II Equipment Notes, thereby reducing the amount available under the Facility by $50.0 million. In October 1997, the Company utilized the remaining $100 million available under the Facility, issuing an aggregate of $100 million principal amount of the Notes in the October 1997 Debt Placement.

    The obligations of WEC and WEC II under the WEC Notes and the WEC II Notes are unconditionally guaranteed by the Company and are secured by a security interest in the equipment and other property purchased by WEC and WEC II, as the case may be, with the proceeds thereof.

    The WEC Notes bear interest at a rate of 121/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein. Additionally, in the event that by March 18, 1999, the Company has not applied $200.0 million to fund the acquisition costs of Designated Equipment (as defined), the Company is required to redeem the WEC Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

    The WEC II Notes bear interest at a rate of 121/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The WEC II Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of The Company, in whole or in part, at certain prices. Additionally, in the event that by August 8, 1999, the Company has not applied $50.0 million to fund the acquisition costs of Designated Equipment, the Company is required to redeem August 1997 Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

    The 1997 Senior Notes are unsecured, senior indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. Until October 15, 2000, interest on the 1997 Senior Notes will accrue and compound semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the 1997 Senior Notes Indenture) of the 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. The Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain prices.

    1995 Debt Placement

    In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of such 1995 Notes have accreted since issuance and at maturity the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

    The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Criteria Period") has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ("Conversion Shares") is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective a registration statement registering the issuance or resale of the Conversion Shares.

    Indentures

    The Indentures relating to the 1995 Notes and 1997 Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in the Indentures relating to the 1995 Notes); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

    Equipment Lease Financings and Credit Lines

    In September 1995, the Company's wholly owned subsidiary, WinStar Wireless, Inc. ("WinStar Wireless") entered into an equipment lease financing arrangement (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML"), pursuant to which ML has made available $7.0 million in equipment financing. Pursuant to a master lease agreement between WinStar Wireless and ML entered into in connection with the Equipment Lease Financing, WinStar Wireless has leased transceivers and related network equipment from ML or its assignee at the rate of 2.2753% of the equipment value per month (a return of approximately 13% per annum to the lessor), which lease payment obligations are non-cancelable for sixty months. After twelve months WinStar Wireless may purchase the equipment at scheduled rates which decline over the term of the lease and provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

    In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("CIT"), pursuant to which CIT agreed to make a $5.0 million revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1998 as extended. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of the most eligible accounts receivable with eligibility of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by CIT). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to the amount by which WinStar Gateway's net income (loss) before depreciation and amortization minus its capital expenditures is less than zero for a particular month. Borrowings bear interest at a rate of 1.75% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. subject to increase if WinStar Gateway's or the Company's net worth (as defined) drops below specified amounts, and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee by the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for certain underutilization fees and subordinates a $5 million revolving credit facility made by the Company to WinStar Gateway. As additional consideration for providing the CIT Credit Facility, the Company issued to CIT warrants to purchase 50,000 shares of Common Stock, which warrants have been exercised.

    In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement (as amended, the "Credit Agreement") with IBJ Schroder Bank & Trust Company ("IBJ"), pursuant to which IBJ agreed to make a $10.0 million revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the Revolving Credit Facility) available to WinStar Global Products until
August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3.0 million (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of IBJ and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty by the Company of any amounts borrowed as an Overadvance. The Credit Agreement also requires the payment of certain periodic fees by WinStar Global Products, contains certain affirmative and negative covenants including restrictions upon WinStar Global Products' ability to pay dividends or make other payments to the Company and subordinates a $3.1 million loan made by the Company to WinStar Global Products. The Credit Agreement amends and restates a loan agreement providing a $6.0 million credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and assigned (including all security interests and a $3.0 million guaranty given by the Company) by Century to IBJ.

    In October 1997, WinStar Switch Acquisition Corp. ("WSAC"), a wholly owned subsidiary of the Company, consummated a purchase ("US ONE Asset Acquisition and Financing") of certain telecommunications assets (the "Assets") from US ONE Communications Corp. ("US ONE"), US ONE Communications Services Corp. and US ONE Communications of New York, Inc. (each individually a "Seller" and collectively, the "Sellers"). The Assets included 12 Lucent class 5 switching systems and other non-switch assets. The transaction required and received the approval of the United States Bankruptcy Court, District of Delaware ("Court"), because the Sellers are debtors in possession under Chapter 11 of the United States Bankruptcy Code of 1978, as amended.
The aggregate purchase price paid for the Assets was approximately $81.1 million, of which approximately $61.1 million was paid in cash at the closing and $20 million of which is payable by the Company and WSAC in cash and/or shares of the common stock of the Company, at the Company's's discretion, on the effective date of Sellers' confirmed plan of reorganization. In order to finance the cash portion of the purchase price and to pay certain expenses, on the Closing Date, WSAC borrowed $62.25 million (the "Loan") from certain institutions (together, the "Lenders").
The Loan maturity date is April 22, 1998; provided, however, that WSAC must prepay the Loan (or portions thereof) with the proceeds of any sale by it of the purchased Assets and with proceeds obtained from certain financings. The Loan is guaranteed by the Company and is secured by the telecommunications switches and related equipment, inventory and software included in the Assets.

    The Company's subsidiaries have entered into, and will continue to seek, financing arrangements with respect to equipment, including telecommunications switches, 38 GHz radios and other related equipment. The Company's subsidiary, WinStar Telecommunications, Inc., consummated a $3.1 million sale/leaseback of its New York City switch in December 1996 and a $3.8 million sale/leaseback of its Los Angeles switch in April 1997 and borrowed approximately $3.3 million from a third party lender in connection with its purchase of its Chicago switch in March 1997. In May 1997, the Company's subsidiary, WinStar Wireless, Inc., consummated a $10 million sale/leaseback of 38 GHZ radios. The Company may enter into additional financing arrangements for switches, radios and other equipment on similar terms in the future.

Preferred Stock

    Series A Preferred Stock

    On February 6, 1997, the Company and its wholly owned subsidiary, WinStar Credit Corp. ("WCC"), entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company and WCC agreed to sell to such purchasers an aggregate of 4,000,000 shares of the Company's Series A Preferred Stock ("Series A Preferred Stock") and warrants to purchase 1,600,000 shares of the Company's Common Stock (the "Warrants") for an aggregate purchase price of $100.0 million. The Preferred Stock Placement was consummated on February 11, 1997. The Preferred Stock Placement was conducted through Credit Suisse First Boston Corporation, which acted as placement agent and received customary fees for acting in such capacity. The principal purpose of the Preferred Stock Placement was to raise proceeds to fund the expansion of the Company's telecommunications and other operations.

    Each share of Series A Preferred Stock has a stated value of $25 ("Stated Value") and entitles the holder thereof to receive from the Company dividends at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. The Company may, at its election, pay such dividends in cash or through the issuance of additional shares of Series A Preferred Stock.

    The shares of Series A Preferred Stock are convertible into shares of Common Stock by dividing the aggregate Stated Value of the Series A Preferred Stock being converted by the Conversion Price (as defined below). Subject to certain adjustments, the "Conversion Price" will be: (i) with respect to any conversion of Series A Preferred Stock occurring prior to February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the Common Stock for the 20 consecutive trading days immediately preceding the date of conversion and (ii) with respect to any conversion of the Series A Preferred Stock occurring on or after February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the 20 consecutive trading days immediately preceding February 11, 1998. Notwithstanding the foregoing, if a holder of Series A Preferred Stock requests conversion at a time when the Conversion Price is less than $15, the Company may (subject to certain notice requirements), in lieu of converting such Series A Preferred Stock into shares of Common Stock, pay such holder in cash an amount equal to 110% of the Liquidation Preference (as defined below) for each share of Series A Preferred Stock requested to be converted. On February 11, 2002, any Series A Preferred Stock still outstanding shall be automatically converted into shares of Common Stock, unless the Company elects to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). Unless paid for in cash, such conversion will be effected by delivery of shares of Common Stock having a value, based upon the closing bid prices for the Common Stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

    The Warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of Common Stock for $25 per share at any time commencing February 11, 1998 and ending February 11, 2002. The Company may accelerate the expiration date at any time after February 11, 2000 if Common Stock trades at $40 or more for a period of 20 consecutive days.

    The Company and the purchasers of the Series A Preferred Stock also entered into a Registration Rights Agreement, dated February 6, 1997 (the "Preferred Stock Registration Rights Agreement"), pursuant to which the Company currently maintains an effective registration statement under the Securities Act, registering (i) the resale of the Series A Preferred Stock and Warrants and (ii) the issuance by the Company of the shares of Common Stock issuable upon exercise of the Series A Preferred Stock and Warrants.

    Rights to Purchase Series B Preferred Stock

    The following is a summary of the Rights Agreement dated as of July 2, 1997 (the "Rights Plan"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997. This summary of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of the Rights Plan.

    Under the Rights Plan, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding Common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the Right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

    At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock, the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in ten years. The Series B Preferred Stock will be junior, with respect to dividends and liquidation rights, to any other series of preferred stock of the Company. The Series B Preferred Stock has dividend and liquidation preferences over the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to this Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (or such longer period as required by the terms of the Registration Rights Agreement), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______ __, 1998 all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to an Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for is own account pursuant to an Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date (or such longer period as required by the terms of the Registration Agreement), the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offers (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and costs incurred by a holder in transmitting its Old Notes to the Exchange Agent and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                LEGAL MATTERS

    The legality of the New Notes offered hereby and certain tax matters are being passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of the Company's Common Stock.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for the years ended February 28, 1995, December 31, 1996 and the ten months ended December 31, 1995 incorporated by reference into this Prospectus and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and 1996 and for the period April 25, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 incorporated by reference into this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to the Company's acquisition (the "Milliwave Acquisition") of Milliwave Limited Partnership ("Milliwave") and the Preferred Stock Placement, the issuance of the March 1997 Notes in the 1997 Debt Placement, the WEC II Equipment Notes, issued in the August 1997 Debt Placement and the Senior Subordinated Notes issued in the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing (the "Financing Transactions" and, together with the Milliwave Acquisition, the "Transactions") as if they occurred as of the beginning of the year ended December 31, 1996. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the Transactions nor are they considered necessarily to be indicative of the results of operations for the year ended December 31, 1996 had the Transactions actually been completed at the beginning of the year ended December 31, 1996.

    The following unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 gives effect to the Financing Transactions as if they occurred as of the beginning of the nine months ended September 30, 1997. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statement of operations are not indicative of anticipated results of operations for periods subsequent to the Financing Transactions nor are they considered necessarily to be indicative of the results of operations for the nine months ended September 30, 1997 had the Financing Transactions actually been completed at the beginning of the nine months ended September 30, 1997.

    The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 gives effect to the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing as if the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing had occurred on September 30, 1997. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had the issuance of the Senior Subordinated Notes issued in the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing taken place on September 30, 1997.

    These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the related notes thereto, the condensed consolidated financial statements of the Company for the nine months ended September 30, 1997 and the related notes thereto and the financial statements of Milliwave, and the related notes thereto, in each case incorporated by reference into this registration statement.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       Pro Forma
                                                     Pro Forma                        Adjustments
                                                    Adjustments                        Increase/
                                                     Increase/        Pro Forma       (Decrease)
                                                    (Decrease)         for the      for the US One
                                                  For The October      October           Asset
                                  The Company,       1997 Debt        1997 Debt       Acquisition
                                   Historical        Placement        Placement      and Financing    Pro Forma
                                  -------------  -----------------  --------------  ---------------  -----------
             ASSETS
Current assets
  Cash and cash equivalents.....   $   273,537   $       93,915(a)  $     367,452      $      98(b)  $   367,550
  Short term investments........        29,232                             29,232                         29,232
                                  -------------  --------------     --------------     ---------     -----------
    Cash, cash equivalents and
      short term investments....       302,769           93,915           396,684             98         396,782
  Investments in marketable
    equity securities...........            --                                 --                             --
  Accounts receivable, net......        26,196                             26,196                         26,196
  Inventories...................         4,954                              4,954                          4,954
  Prepaid expenses and other
    current assets..............        19,683                             19,683                         19,683
  Assets held for sale..........            --                                 --         30,000(b)       30,000
  Net assets of discontinued
    operations..................         5,015                              5,015                          5,015
                                  -------------  --------------     --------------     ---------     -----------
    Total current assets........       358,617           93,915           452,532         30,098         482,630

Property and equipment, net.....       155,025                            155,025         51,152(b)      206,177
Licenses, net...................       168,679                            168,679                        168,679
Intangible assets, net..........        14,998                             14,998                         14,998
Deferred financing costs........        21,315            6,185(a)         27,500          1,075(b)       28,575
Other assets....................         1,330                              1,330                          1,330
                                  -------------  --------------     --------------     ---------     -----------
Total assets....................   $   719,964   $      100,100      $    820,064      $  82,325     $   902,389
                                  -------------  --------------     --------------     ---------     -----------
                                  -------------  --------------     --------------     ---------     -----------

 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long term
    debt........................   $     1,910   $                   $      1,910      $  62,250(b)  $    64,160
  Accounts payable and accrued
    expenses....................        46,961              100(a)         47,061         20,075(b)       67,136
  Current portion of capitalized
    lease obligations...........         6,667                              6,667                          6,667
                                  -------------  --------------     --------------     ---------     -----------
    Total current liabilities...        55,538              100            55,638         82,325         137,963
Capitalized lease obligations,
  less current portion..........        25,172                             25,172                         25,172
Long-term debt, less current
  portion.......................       650,819          100,000(a)        750,819                        750,819
Deferred income taxes...........        26,500                             26,500                         26,500
                                  -------------  --------------     --------------     ---------     -----------
    Total liabilities...........       758,029          100,100           858,129         82,325         940,454
                                  -------------  --------------     --------------     ---------     -----------
Commitments and contingencies

Stockholders' equity:
  Preferred stock...............            42                                 42                             42
  Common stock, $.01 par value;
    authorized 200,000 shares,
    issued and outstanding
    33,064 shares, pro forma
    issued and outstanding
    33,064 shares and pro forma
    as adjusted issued and
    outstanding 33,064 shares...           335                                335                            335

Additional paid-in capital......       252,647                            252,647                        252,647

Accumulated deficit.............      (291,089)                          (291,089)                      (291,089)
                                  -------------  --------------     --------------     ---------     -----------
    Total stockholders'
      equity....................       (38,065)              --           (38,065)            --         (38,065)
                                  -------------  --------------     --------------     ---------     -----------
    Total liabilities and
      stockholders' equity......   $   719,964   $      100,100      $    820,064      $  82,325     $   902,389
                                  -------------  --------------     --------------     ---------     -----------
                                  -------------  --------------     --------------     ---------     -----------


                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Pro Forma
                                            Adjustments                      Pro Forma     Pro Forma for       Pro Forma
                                             Increase/                      Adjustments    the Preferred      Adjustments
                                          (Decrease) for   Pro Forma for     Increase/         Stock           Increase/
                                           the Issuance    the Issuance   (Decrease) for   Placement and    (Decrease) for
                           The Company,    of Preferred    of Preferred   the March 1997   the March 1997   the August 1997
                            Historical         Stock           Stock      Debt Placement   Debt Placement   Debt Placement
                           -------------  ---------------  -------------  ---------------  --------------  -----------------
Operating revenues
  Telecommunications
    services.............    $  23,910       $               $  23,910       $               $   23,910        $
  Information services...       25,693                          25,693                           25,693
                           -------------        ------     -------------        ------     --------------         ------
Total operating
  revenues...............       49,603              --          49,603              --           49,603               --
                           -------------        ------     -------------        ------     --------------         ------
Operating expenses
  Cost of services and
    products.............       48,488                          48,488                           48,488
  Selling, general and
    administrative
    expenses.............      109,916                         109,916                          109,916
  Depreciation and
    amortization.........       15,474                          15,474                           15,474
                           -------------        ------     -------------        ------     --------------         ------
  Total operating
    expenses.............      173,878              --         173,878              --          173,878               --
                           -------------        ------     -------------        ------     --------------         ------
  Operating loss.........     (124,275)             --        (124,275)             --         (124,275)              --
Other expense
  Interest expense.......      (53,074)                        (53,074)         (8,476)(f)      (61,550)          (4,018)(g)
  Interest income........       11,052                          11,052                           11,052
  Other income...........        2,219                           2,219                            2,219
                           -------------        ------     -------------        ------     --------------         ------
Net loss from continuing
  operations.............     (164,078)             --        (164,078)         (8,476)        (172,554)          (4,018)
Loss from discontinued
  operations.............       (1,977)                         (1,977)                          (1,977)
                           -------------        ------     -------------        ------     --------------         ------
Net loss.................     (166,055)             --        (166,055)         (8,476)        (174,531)          (4,018)
Less preferred stock
  dividends..............       (3,881)           (654)(e)      (4,535)                          (4,535)
                           -------------        ------     -------------        ------     --------------         ------
Net loss applicable to
  common stock...........    $(169,936)      $    (654)      $(170,590)      $  (8,476)      $ (179,066)       $  (4,018)
                           -------------        ------     -------------        ------     --------------         ------
                           -------------        ------     -------------        ------     --------------         ------
Net loss applicable to
  common stock per share
  from continuing
  operations.............    $   (5.10)                      $   (5.12)                      $    (5.38)
Net loss per share from
  discontinued
  operations.............        (0.06)                          (0.06)                           (0.06)
                           -------------                   -------------                   --------------         ------
Net loss applicable to
  common stock per
  share..................    $   (5.16)                      $   (5.18)                      $    (5.44)
                           -------------                   -------------                   --------------         ------
                           -------------                   -------------                   --------------         ------
Weighted average shares
  outstanding............       32,923          32,923          32,923          32,923           32,923           32,923
                           -------------        ------     -------------        ------     --------------         ------
                           -------------        ------     -------------        ------     --------------         ------

                                                                   Pro Forma for the
                                                                     the Preferred          Pro Forma
                            Pro Forma for the                       Stock Placement,       Adjustments
                              the Preferred        Pro Forma         the March 1997         Increase/
                            Stock Placement,      Adjustments       Debt Placement,      (Decrease) for
                             the March 1997        Increase/        the August 1997            the
                             Debt Placement      (Decrease) for      Debt Placement       US One Asset
                           and the August 1997  the October 1997  and the October 1997   Acquisition and
                             Debt Placement      Debt Placement      Debt Placement         Financing       Pro Forma
                           -------------------  ----------------  --------------------  -----------------  -----------
Operating revenues
  Telecommunications
    services.............      $    23,910         $                   $   23,910           $               $  23,910
  Information services...           25,693                                 25,693                              25,693
                                ----------           --------          ----------            --------      -----------
Total operating
  revenues...............           49,603                 --              49,603                  --          49,603
                                ----------           --------          ----------            --------      -----------
Operating expenses
  Cost of services and
    products.............           48,488                                 48,488                              48,488
  Selling, general and
    administrative
    expenses.............          109,916                                109,916                             109,916
  Depreciation and
    amortization.........           15,474                                 15,474               4,796(i)       20,270
                                ----------           --------          ----------            --------      -----------
  Total operating
    expenses.............          173,878                 --             173,878               4,796         178,674
                                ----------           --------          ----------            --------      -----------
  Operating loss.........         (124,275)                --            (124,275)             (4,796)       (129,071)
Other expense
  Interest expense.......          (65,568)           (12,024)(h)         (77,592)             (6,515)(i)     (84,107)
  Interest income........           11,052                                 11,052                              11,052
  Other income...........            2,219                                  2,219                               2,219
                                ----------           --------          ----------            --------      -----------
Net loss from continuing
  operations.............         (176,572)           (12,024)           (188,596)            (11,311)       (199,907)
Loss from discontinued
  operations.............           (1,977)                                (1,977)                             (1,977)
                                ----------           --------          ----------            --------      -----------
Net loss.................         (178,549)           (12,024)           (190,573)            (11,311)       (201,884)
Less preferred stock
  dividends..............           (4,535)                                (4,535)                             (4,535)
                                ----------           --------          ----------            --------      -----------
Net loss applicable to
  common stock...........      $  (183,084)        $  (12,024)         $ (195,108)          $ (11,311)      $(206,419)
                                ----------           --------          ----------            --------      -----------
                                ----------           --------          ----------            --------      -----------
Net loss applicable to
  common stock per share
  from continuing
  operations.............      $     (5.50)                            $    (5.87)                          $   (6.21)
Net loss per share from
  discontinued
  operations.............            (0.06)                                 (0.06)                              (0.06)
                                ----------                             ----------                          -----------
Net loss applicable to
  common stock per
  share..................      $     (5.56)                            $    (5.93)                          $   (6.27)
                                ----------                             ----------                          -----------
                                ----------                             ----------                          -----------
Weighted average shares
  outstanding............           32,923             32,923              32,923              32,923          32,923
                                ----------           --------          ----------            --------      -----------
                                ----------           --------          ----------            --------      -----------

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    Pro Forma for
                                                                                      Pro Forma          the
                                                     Pro Forma                       Adjustment      Acquisition       Pro Forma
                                                    Adjustments      Pro Forma        Increase/      of Milliwave     Adjustments
                                                     Increase/          for        (Decrease) for    and for the       Increase/
                                                  (Decrease) for        the         the Issuance      Preferred     (Decrease) for
                    The Company,   Milliwave LP,  the Acquisition   Acquisition     of Preferred        Stock       the March 1997
                     Historical     Historical     of Milliwave     of Milliwave        Stock         Placement     Debt Placement
                    -------------  -------------  ---------------  --------------  ---------------  --------------  ---------------
Operating revenues
  Telecommunications
    services......    $  33,969      $       4       $  (1,492)(a)   $   32,481       $               $   32,481       $
  Information
    services......       14,650             --              --           14,650                           14,650
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Total operating
  revenues........       48,619              4          (1,492)          47,131              --           47,131              --
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Operating expenses
  Cost of services
    and products..       38,233             --            (686)(a)       37,547                           37,547
  Selling, general
    and
    administrative
    expenses......       62,365          1,634              --           63,999                           63,999
  Depreciation and
   amortization...        4,501            201           3,470(b)         8,172                            8,172
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Total operating
  expenses........      105,099          1,835           2,784          109,718              --          109,718              --
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
  Operating
    loss..........      (56,480)        (1,831)         (4,276)         (62,587)             --          (62,587)             --
Other expense
  Interest
    expense.......      (36,748)            (6)             --          (36,754)                         (36,754)        (41,077)(f)
  Interest
    income........       10,515             93          (2,155)(c)        8,453                            8,453
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Net loss from
  continuing
  operations......      (82,713)        (1,744)         (6,431)         (90,888)             --          (90,888)        (41,077)
Loss from
  discontinued
  operations......       (1,010)            --              --           (1,010)                          (1,010)
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Net loss..........      (83,723)        (1,744)         (6,431)         (91,898)             --          (91,898)        (41,077)
Less preferred
  stock
  dividends.......           --             --              --               --          (6,000)(e)       (6,000)
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Net loss
  applicable to
  common stock....    $ (83,723)     $  (1,744)      $  (6,431)      $  (91,898)      $  (6,000)      $  (97,898)      $ (41,077)
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
                    -------------  -------------       -------     --------------       -------     --------------  ---------------
Net loss
  applicable to
  common stock per
  share from
  continuing
  operations......    $   (2.96)                                     $    (2.89)                      $    (3.08)

Net loss per share
  from
  discontinued
  operations......        (0.04)                                          (0.03)                           (0.03)
                    -------------                                  --------------                    --------------
Net loss
  applicable to
  common stock per
  share...........    $   (3.00)                                     $    (2.92)                      $    (3.11)
                    -------------                                  --------------                    --------------
                    -------------                                  --------------                    --------------
Weighted average
  shares
  outstanding.....       27,911                          3,595(d)        31,506                           31,506
                    -------------                      -------     --------------                   --------------
                    -------------                      -------     --------------                   --------------

                                                                                                 Pro Forma for the
                                                                                                   Acquisition of
                    Pro Forma for                      Pro Forma for the                             Milliwave,
                         the                             Acquisition of                            the Preferred
                     Acquisition                           Milliwave,                             Stock Placement,
                    of Milliwave,      Pro Forma         the Preferred          Pro Forma          the March 1997
                    the Preferred     Adjustments       Stock Placement,       Adjustments        Debt Placement,
                        Stock          Increase/         the March 1997         Increase/         the August 1997
                    Placement and   (Decrease) for       Debt Placement       (Decrease) for     Debt Placement and
                    the March 1997  the August 1997   and the August 1997    the October 1997     the October 1997
                    Debt Placement  Debt Placement       Debt Placement       Debt Placement       Debt Placement
                    --------------  ---------------  ----------------------  ----------------  ----------------------
Operating revenues
Telecommunications
    services......    $   32,481       $                   $   32,481           $                    $   32,481
  Information
    services......        14,650                               14,650                                    14,650
                      -----------      ------------        -----------          -----------          ------------
Total operating
  revenues........        47,131              --               47,131                   --               47,131
                      -----------      ------------        -----------          -----------          ------------
Operating expenses
  Cost of services
    and products..        37,547                               37,547                                    37,547
  Selling, general
    and
    administrative
    expenses......        63,999                               63,999                                    63,999
  Depreciation and
   amortization...         8,172                                8,172                                     8,172
                      -----------      ------------        -----------          -----------          ------------
Total operating
  expenses........       109,718              --              109,718                   --              109,718
                      -----------      ------------        -----------          -----------          ------------
  Operating
    loss..........       (62,587)             --              (62,587)                  --              (62,587)
Other expense
  Interest
    expense.......       (77,831)         (6,494)(g)          (84,325)             (16,219)(h)         (100,544)
  Interest
    income........         8,453                                8,453                                     8,453
                      -----------      ------------        -----------          -----------          ------------
Net loss from
  continuing
  operations......      (131,965)         (6,494)            (138,459)             (16,219)            (154,678)
Loss from
  discontinued
  operations......        (1,010)                              (1,010)                                   (1,010)
                      -----------      ------------        -----------          -----------          ------------
Net loss..........      (132,975)         (6,494)            (139,469)             (16,219)            (155,688)
Less preferred
  stock
  dividends.......        (6,000)                              (6,000)                                   (6,000)
                      -----------      ------------        -----------          -----------          ------------
Net loss
  applicable to
  common stock....    $ (138,975)      $  (6,494)          $ (145,469)          $  (16,219)          $ (161,688)
                      -----------      ------------        -----------          -----------          ------------
                      -----------      ------------        -----------          -----------          ------------

Net loss
  applicable to
  common stock per
  share from
  continuing
  operations......    $    (4.38)                          $    (4.59)                               $    (5.10)
Net loss per share
  from
  discontinued
  operations......         (0.03)                               (0.03)                                    (0.03)
                      -----------                          -----------                               ------------
Net loss
  applicable to
  common stock per
  share...........    $    (4.41)                          $    (4.62)                               $    (5.13)
                      -----------                          -----------                               ------------
                      -----------                          -----------                               ------------
Weighted average
  shares
  outstanding.....        31,506                               31,506                                    31,506
                      -----------                          -----------                               ------------
                      -----------                          -----------                               ------------

                        Pro Forma
                       Adjustments
                        Increase/
                     (Decrease) for
                           the
                      US One Asset
                     Acquisition and
                        Financing       Pro Forma
                    -----------------  -----------
Operating revenues
  Telecommunications
    services......      $               $  32,481
  Information
    services......                         14,650
                        -----------     ----------
Total operating
  revenues........             --          47,131
                        -----------     ----------
Operating expenses
  Cost of services
    and products..                         37,547
  Selling, general
    and
    administrative
    expenses......                         63,999
  Depreciation and
   amortization...          6,394(i)       14,566
                        -----------     ----------
Total operating
  expenses........          6,394         116,112
                        -----------     ----------
  Operating
    loss..........         (6,394)        (68,981)
Other expense
  Interest
    expense.......         (8,686)(i)    (109,230)
  Interest
    income........                          8,453
                        -----------     ----------
Net loss from
  continuing
  operations......        (15,080)       (169,758)
Loss from
  discontinued
  operations......                         (1,010)
                        -----------     ----------
Net loss..........        (15,080)       (170,768)
Less preferred
  stock
  dividends.......                         (6,000)
                        -----------     ----------
Net loss
  applicable to
  common stock....      $ (15,080)      $(176,768)
                        -----------     ----------
                        -----------     ----------
Net loss
  applicable to
  common stock per
  share from
  continuing
  operations......                      $   (5.58)
Net loss per share
  from
  discontinued
  operations......                          (0.03)
Net loss
  applicable to
  common stock per
  share...........                      $   (5.61)
                                        ----------
                                        ----------

Weighted average
  shares
  outstanding.....                         31,506
                                       -----------
                                       -----------


                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts that were actually recorded.

BALANCE SHEET AT SEPTEMBER 30, 1997

 a) To record the issuance of the Senior Subordinated Notes in the October 1997 Debt Placement and related fees and expenses.

 b) To record the acquisition of the US ONE assets and the related financing and related fees and expenses.

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

 a) To eliminate sales, management fees, and cost of sales recorded by the Company pursuant to management and other agreements with Milliwave.

 b) To record amortization on the licenses acquired in the acquisition of Milliwave.

 c) To eliminate interest income, at an assumed rate of 5.3% per annum, on $40.6 million cash, assuming such cash was paid at the beginning of the year in connection with the acquisition of Milliwave.

 d) To record 3,594,620 shares of the Company's Common Stock issued in connection with the acquisition of Milliwave at $20.87 per share.

 e) To record Preferred Stock dividends on the 4,000,000 shares of Preferred Stock issued by the Company, at 6% of the stated value of $25.00 per share.

 f) To record interest expense on the debt issued in the March 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

 g) To record interest expense on the debt issued in the August 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

 h) To record interest expense on the Senior Subordinated Notes issued in the October 1997 Debt Placement, including amortization of debt offering costs and other related fees, as if the debt were issued at the beginning of the respective period, but not to include interest income earned on additional available cash.

 i) To record depreciation expense on the assets acquired in the US ONE Asset Acquisition, and the interest expense on the related financing, including amortization of financing costs and other related fees, as if the acquisition and financing had occurred at the beginning of the respective period.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

    The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

    Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

    "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  Exhibits

Exhibit
Number        Description
-------       -----------

    4.1       Form of New Note

    5.1       Opinion of Graubard Mollen & Miller

   12.1 Calculation of Ratio of Earnings from Continuing Operations to Combined Fixed Charges and Preferred Stock Dividends

   23.1       Consent of Grant Thornton LLP

   23.2 Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

   23.3       Consent of Grant Thornton LLP

   24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

   25.1 Statement of Eligibility of United States Trust Company of New York on Form T-1

   99.1       Form of Letter of Transmittal for Exchange of Notes

   99.2       Form of Notice of Guaranteed Delivery

ITEM 22.  Undertakings.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of November, 1997.


                                        WINSTAR COMMUNICATIONS, INC.

                                        By: /s/ William J. Rouhana, Jr.
                                           ------------------------------------
                                           William J. Rouhana, Jr.
                                           Chairman of the Board of Directors
                                             and Chief Executive Officer


                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. and Timothy R. Graham his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William J. Rouhana, Jr.
----------------------------  Chairman of the Board of Directors and Chief                   November 21, 1997
William J. Rouhana, Jr.       Executive Officer (and principal executive officer)


/s/ Nathan Kantor
----------------------------  President, Chief Operating Officer and Director                November 21, 1997
Nathan Kantor


/s/ Steven G. Chrust
----------------------------  Vice Chairman of the Board of Directors                        November 21, 1997
Steven G. Chrust


/s/ Fredric E. von Stange
----------------------------  Director, Executive Vice President and Chief Financial         November 21, 1997
Fredric E. von Stange         Officer (and principal accounting officer)


/s/ Bert W. Wasserman
----------------------------  Director                                                       November 21, 1997
Bert W. Wasserman


/s/ William J. vanden Heuvel
----------------------------  Director                                                       November 21, 1997
William J. vanden Heuvel


/s/ Steven B. Magyar
----------------------------  Director                                                       November 21, 1997
Steven B. Magyar


/s/ James I. Cash
----------------------------  Director                                                       November 21, 1997
James I. Cash

                                         II-5

                                    EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

    4.1       Form of New Note

    5.1       Opinion of Graubard Mollen & Miller

   12.1 Calculation of Ratio of Earnings from Continuing Operations to Combined Fixed Charges and Preferred Stock Dividends

   23.1       Consent of Grant Thornton LLP

   23.2 Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

   23.3       Consent of Grant Thornton LLP

   24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

   25.1 Statement of Eligibility of United States Trust Company of New York on Form T-1

   99.1       Form of Letter of Transmittal for Exchange of Notes

   99.2       Form of Notice of Guaranteed Delivery



                                         II-6